================================================================


                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549


                                      FORM 8-K/A

                            (AMENDMENT NO. 2 TO FORM 8-K)

                                    CURRENT REPORT

                          PURSUANT TO SECTION 13 OR 15(D) OF
                         THE SECURITIES EXCHANGE ACT OF 1934


           DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) -- MAY 19, 1998



                               TEXAS UTILITIES COMPANY
                (Exact name of registrant as specified in its charter)



               TEXAS                    1-12833             75-2669310
          (State or other             (Commission        (I.R.S. Employer

          jurisdiction of             File Number)      Identification No.)

          incorporation)


             ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS    75201-3411
                (Address of principal executive offices)       (Zip Code)


                 REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE -
                                    (214) 812-4600

          ================================================================

                              FORWARD-LOOKING STATEMENTS

          This report and other presentations made by Texas Utilities Company (Texas Utilities) and its direct or indirect subsidiaries (together the Texas Utilities System) contain forward-looking statements within the meaning of
          Section 21E of the Securities Exchange Act of 1934, as amended. Although Texas Utilities and such subsidiaries believe that in making any such statement their expectations are based on reasonable assumptions, any such statement involves uncertainties and is qualified in its entirety by reference to the factors contained in the Forward-Looking Statements section of Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations of Texas Utilities' most recent Annual Report on Form 10-K and to following factors, any of which could cause the actual results of Texas Utilities and such subsidiaries to differ materially from those projected in such forward-looking statements: the competitive environment; local, state and national regulatory initiatives that increase competition, threaten cost and investment recovery and impact rate structures; the economic climate and growth in the service territories of service providers within the Texas Utilities System; the weather and other natural phenomena; conditions in capital markets and changes in technology used and services offered by service providers within the Texas Utilities System.


          ITEM 2.Acquisitions or Disposition of Assets

          The offer (Offer) by TU Acquisitions PLC (TU Acquisitions), a wholly owned indirect subsidiary of Texas Utilities Company (Texas Utilities), for all of the ordinary shares, including ordinary shares evidenced by American Depositary Receipts (ADRs), of The Energy Group PLC (TEG) was declared unconditional on May 19, 1998. As of July 14, 1998, TU Acquisitions owns, has rights over or has received valid acceptances in respect of approximately 96.5% of TEG's issued ordinary share capital. The Offer has been extended so that TU Acquisitions may exercise its right under United Kingdom (UK) law to compulsorily acquire the remaining share capital of TEG.

          The consideration for the TEG shares will be either 840 pence in cash or 0.355 shares of Texas Utilities common stock per TEG share, as elected by the holders of the TEG shares and ADRs (or loan notes in the UK). TU Acquisitions and Texas Utilities will use cash borrowed from a group of banks, arranged by affiliates of The Chase Manhattan Bank, Lehman Brothers Inc., and Merrill Lynch & Co., commercial paper issuances, shares of Texas Utilities common stock and loan notes to pay for the shares and ADRs acquired by TU Acquisitions.

          Texas Utilities intends to build on Eastern's position in the UK to exploit the potential created by privatization and deregulation of global energy markets.


                        THE ENERGY GROUP PLC AND SUBSIDIARIES

               TEG, a public limited company incorporated in England and Wales in 1996, owns and operates a diversified international energy business. Substantially all of TEG's operations are conducted through its subsidiary Eastern Group plc (Eastern), one of the largest integrated electricity and gas groups in the UK. TEG and its subsidiaries are referred to herein as the "Group". The principal office of TEG is located at 117 Piccadilly, London W1V 9FJ, and its telephone number is (44) 171 647 3200. The principal office of Eastern is located at Wherstead Park, Ipswich, Suffolk IP9 2AQ, and its telephone number is (44) 1473 688 688.

               TEG's major business operations are conducted through the following subsidiaries of Eastern:

          . Eastern Electricity plc (Eastern Electricity), the largest supplier and distributor of electricity in England and Wales, with over three million customers and an authorized area covering approximately 20,300 square kilometers in the east of England and parts of north London;

          . Eastern Generation Limited (Eastern Generation), the fourth largest generator of electricity in Great Britain, currently owns, operates or has an interest in eight power stations, representing approximately 9.3% of the total registered generating capacity in the UK of 73,159 MW as of March 31, 1998;

          . Eastern Natural Gas Limited (Eastern Natural Gas), one of the largest suppliers of natural gas in the UK after Centrica plc; and

          . Eastern Power and Energy Trading Limited (EPETL), which manages for Eastern the price and volume risks associated with electricity generation and the supply of fuels required for electricity generation and with the wholesaling and retailing of electricity and natural gas. These exposures are managed by trading its contract portfolio and by bidding Eastern Generation's output into the electricity trading market in England and Wales (Pool), the rules and procedures of which are contained in a Pooling and Settlement Agreement. EPETL also has small equity interests in three natural gas producing fields in the North Sea.

               Eastern also has interests in other parts of Europe, including Scandinavia, the Czech Republic, Holland, Poland and Spain.

          DESCRIPTION OF BUSINESSES

               The Group's energy business (through Eastern) comprises three core activities: the generation of electricity, the sale of electricity and the sale of natural gas. This combination of integrated activities within the electricity and gas industries provides Eastern with opportunities to benefit throughout the electricity and gas supply chains, from fuel sourcing to customer sales. The overall financial efficiency of these activities is co-ordinated and optimized by EPETL.

               Strategy for the Energy Businesses

               The Group's strategy for its energy businesses (Generation, Retail and Trading) is to continue to increase market share in both the gas and electricity markets in the UK by strengthening its existing positions in the energy supply chain. The Group's strategy involves further developing its balanced and flexible mix of physical assets, either by outright ownership or through contractual arrangements and continuing expansion of the Group's retail customer base. The Group also aims to apply its integrated energy business concept across Europe so as to develop an integrated pan-European energy portfolio. This involves, inter alia, establishing positions through physical assets, trading, distribution and retail customer bases which will enable it to take advantage of price, weather, load curve or other differentials between connected European markets and to operate profitably within those markets.

          GENERATION

               Eastern Generation is the fourth largest generator of electricity in Great Britain with a share of approximately 9.3%
          of the total registered generating capacity in the UK.   It
          currently owns, operates pursuant to leases or has an interest in eight power stations in Great Britain. It also has a controlling interest in Nedalo (UK) Limited (Nedalo), the largest supplier of small (up to one MW (electrical)) combined heat and power (CHP) plants in the UK, and has a controlling interest in Teplarny Brno a.s. (Teplarny Brno), a heating and generation company in the Czech Republic.

               Further information on Eastern's interests in power stations in Great Britain is set out in the following table and summarized further below:


                                                              Date of
                                                              earliest
          Plant                 Type         Capacity(1)   commissioning
          -----                 ----         --------      -------------
                                                 MW
          West Burton           Coal-fired     2,012            1967
          Rugeley B             Coal-fired     1,046            1972
          Drakelow C            Coal-fired       976            1965
          Ironbridge            Coal-fired       970            1970
          High Marnham          Coal-fired       945            1959
          Peterborough(1)       CCGT             360            1993
          King's Lynn(1)        CCGT             340            1997
          Barking(2)            CCGT             135            1995
                                               -----
                 Total                         6,784
                                               =====
          (1) In all cases registered generating capacity is equal to installed generating capacity except for Peterborough and King's Lynn, which have registered generating capacities of 405MW and 380MW, respectively, but installed generating capacities of 360MW and 340MW, respectively.

          (2) Registered generating capacity is 1,000MW. Eastern holds an interest of approximately 13.5%.

               Eastern's current portfolio of power stations, a mix of combined cycle gas turbine (CCGT) and coal-fired stations, represents both base load (running throughout most of the year) and mid-merit (running in high demand periods) plants. The addition of coal-fired plants to Eastern's portfolio of power stations has provided considerably greater flexibility in managing the price and volume risks of its sales portfolios and has enabled Eastern to diversify its fuel supply risk. EPETL is responsible for setting the level of bids into the Pool for the output of each of its generating stations (other than Barking) so as to optimize the operation of its generating stations with its fuel contract position, and its retail and wholesale electricity and gas sales portfolios. For further information, see "Energy Trading" below.

               West Burton, Rugeley B and Ironbridge

               In June 1996, Eastern assumed operational and commercial control, through a combination of operating lease and outright sale, from National Power plc (National Power), of all of the assets and liabilities of the West Burton, Rugeley B and Ironbridge power stations (with the exception of trade and certain other debts and liabilities outstanding at the date of completion). All existing staff at these stations were transferred to Eastern, which holds a 99 year lease over the land, buildings and plant at each of such power stations, and has the right to purchase the freehold land for a nominal sum after 50 years. Under the leases, Eastern was committed to aggregate fixed payments totaling L737.5 million, of which L337.5 million was paid at commencement of the leases. The balance, together with interest, was payable over a seven year period, but Eastern has agreed to accelerate rental payments to discharge this liability in 1996. Further payments of approximately L6 per MWh (indexed to inflation) linked to output levels from these stations are also payable to National Power for the first seven years of operation.

               Drakelow C and High Marnham

               Eastern has leased, for a period of 99 years, the land, buildings and plant at the Drakelow C and High Marnham power stations from PowerGen plc (PowerGen) pursuant to agreements entered into in July 1996. PowerGen is responsible for decommissioning costs should Eastern decide to close these stations during the term of the leases. Eastern is committed to fixed payments totaling L230 million (subject to minor adjustments if aggregate capacity falls below a certain threshold) payable in installments (together with interest) over eight years from 1996. As with the National Power leases, further output-related payments of approximately L6 per MWh (indexed to inflation) are payable to PowerGen for the first five years of operation.

               Peterborough

               The power station at Peterborough was developed and constructed as a joint venture between Eastern and Hawker Siddeley Power (Peterborough) Limited (Hawker Siddeley) between 1990 and 1993. Eastern acquired Hawker Siddeley's interest in September 1994. EPETL has secured contracts with natural gas suppliers to meet the station's natural gas requirements.
          The Peterborough plant is operated and maintained on behalf of Eastern by a third party contractor under a seven year contract which commenced in 1993.

               King's Lynn

               A new 340MW CCGT power station at King's Lynn was constructed for Eastern under a turnkey contract. The station commenced commercial generation in December 1997 and is operated and maintained by Eastern. EPETL has secured and will continue to secure contracts with natural gas suppliers to meet the station's natural gas needs.

               Barking

               Eastern has an interest of approximately 13.5% in a 1,000MW CCGT power station at Barking which was constructed as a joint venture between Eastern and a number of other companies and which became operational in 1995.

               Nedalo

               Eastern owns 75% of Nedalo, which provides small scale CHP equipment of up to one MW (electrical) as a single unit. Nedalo is estimated to have a share of approximately 80% of the UK market for this equipment.

          Non-UK Generation Facilities

               Czech Republic

               Eastern has invested L22.5 million for its interest of 83% in Teplarny Brno, a heating and generation company based in Brno, the second largest city in the Czech Republic. Teplarny Brno owns coal and gas plants which are capable of generating 1,204MW of energy in the form of steam and hot water which is sold principally to industrial and domestic (residential) customers. It also owns a 169 kilometer pipe network for distributing heat to customers' premises. Teplarny Brno also has an electricity generation capacity of approximately 97MW, the output of which is sold to the regional electricity company. A CCGT plant is currently under construction for Teplarny Brno under a turnkey contract to provide 140MW of additional heat capacity, and to allow 94MW of additional electricity generating capacity. In addition, as described under "Networks" below, Eastern has acquired a minority interest in a Czech electricity distribution and supply company.

               Poland

               Eastern has acquired 49% of Zamosc Energy Company which is a joint venture with the Polish regional electricity distribution company, Zaklod Energetyczny Zamosc SA, and holds the right to develop three 70MW electric co-generation plants in Chelm, Zamosc and Przemysl in southwest Poland which are expected to cost approximately US$100 million each to build. Development of these projects is continuing. Eastern is considering a number of other generation projects and has submitted a tender to provide electricity at times of peak demand to the high voltage electricity transmission network in Poland.

               Other Projects

               The UK Government has recently imposed a moratorium on granting approvals for new gas-fired power stations. This moratorium has delayed the implementation of certain projects which were being considered by Eastern. However, Eastern continues to consider other new generation projects. For further discussion, see "Industry Background -- The Electricity Industry in Great Britain."

               In May 1998 Eastern announced the acquisition of a 1MW wind turbine in Northern Ireland. Other opportunities for renewable energy projects and large and small scale CHP plants are actively being considered together with other conventional generating projects. These include a project to develop a 380 MW reduced emission coal fired (cleaner coal) power station in South Wales in a joint venture with Dowlais Limited.

               Competition in the Generation Business

               Eastern was the fourth largest generator in Great Britain as of March 31, 1998, with a share of approximately 9.3% of total registered generating capacity. This compares to shares of approximately 22%, 20% and 10% for National Power, PowerGen and British Energy, respectively. Eastern's mix of generating plants enables it to operate in the mid-merit and base load sectors of the market and to spread its fuel risk. Its future competitiveness in the generating market will be affected by the outcome of the current review of energy sources by the UK Government and the regulatory review of electricity trading arrangements. For further discussion, see "Industry Backround
          -- The Electric Industry in Great Britain."

          ELECTRICITY SALES

               The Electricity Sales business involves the sale of electricity purchased from EPETL to customers. The supply business is charged a regulated price by the distribution business for the physical delivery of electricity supplied by Eastern via Eastern's distribution network.

               The franchise market currently comprises customers whose annual maximum demand is less than 100 kW per year and is mainly households and small businesses. The competitive market currently consists of customers with annual maximum demand of 100 kW or more. Eastern supplies electricity to customers in both the franchise market and the competitive market and is one of the largest suppliers of electricity in England and Wales. For further discussion, see "Industry Background -- The Electricity Industry in Great Britain."

               Franchise Market

               Eastern Electricity currently supplies electricity to approximately 3.1 million customers (including approximately 2.9 million domestic (residential) customers and 250,000 small businesses). The domestic franchise market in Great Britain is being progressively opened to competition and is expected to be open to full competition in supply from September 1998. Eastern's authorized area is one of the four areas in the first group scheduled to be opened for competition.

               Eastern Electricity's authorized area covers approximately 20,300 square kilometers in the east of England and parts of north London.

               Competitive Market

               Eastern is an active participant in the competitive UK electricity supply markets. According to MarketLine International (a research company which produces annual market statistics on the electricity industry), Eastern has an aggressive competitive strategy for customer retention. The competitive market (as currently constituted) comprises over 51,000 sites, which Eastern's Directors estimate represents a market size of approximately L6 billion per annum at current electricity prices. Eastern's Directors estimate that, of these 51,000 sites, over 85% are outside Eastern's authorized area, and that over 61% of Eastern's electricity sales to the competitive market are to customers outside its authorized area. For further discussion, see "Industry Background -- The Electricity in Great Britain."

               Competition in the Electricity Sales Business

               At present, a franchise market supply customer can only buy electricity from the regional electricity company (REC) authorized to supply the relevant franchise area. Franchise market supply customers typically include residential and small commercial customers. Competitive market supply customers are not limited to buying electricity from the local REC and can choose to buy from a second-tier supplier. Such customers are typically larger commercial and industrial electricity users. Second-tier suppliers compete with one another and with the local REC to supply customers in this competitive market.

               Eastern competes in the competitive market on the basis of the quality of its customer service and by competitive pricing. According to MarketLine International, Eastern's market share of the competitive market for the twelve months ended March 31, 1997 was approximately 12% by sales volume, making it one of the leading competitive market suppliers among holders of public electricity supply licenses (PES Licenses). The largest suppliers in the competitive market over the same period were PowerGen and National Power.

               Eastern is currently the largest franchise market supplier in Great Britain, supplying electricity to over three million customers in its authorized area. Competition for customers in all areas of Great Britain is expected to be progressively phased in from September 1998. The full consequences of such deregulation are unpredictable, including the extent to which new entrants who are not PES License holders will enter the supply market, the impact of price competition, if any, and customers' propensity to change suppliers. Eastern intends to continue to compete nationally for residential and small business customers following the introduction of such competition and by May 1998 had agreed contracts with 200,000 of such customers.

               There can be no assurance that competition among suppliers of electricity will not adversely affect Eastern.

          NATURAL GAS RETAILING

               As a result of the liberalization of natural gas retailing in the UK, the UK natural gas market is open to competition by competing retailers. The Group, through Eastern Natural Gas and its subsidiaries, is one of the largest suppliers of natural gas in Great Britain after Centrica plc. Estimates as of March 31, 1998 put Eastern's market share by volume at approximately 12% of gas delivered to the competitive industrial and commercial market.

               Eastern Natural Gas is taking advantage of the competition introduced into the industry by the British Government. At
          March 31, 1998, it had agreed terms with approximately 250,000 customers in the UK ranging from households to large industrial companies. Eastern's move into the domestic sector has included supplying customers across the UK.

               Eastern also recently announced a gas retailing joint venture in Holland with Energie NoordWest.

               Competition in the Natural Gas Retailing Business

               The gas supply market is highly competitive, with Eastern's main competitors being Centrica plc and the gas marketing arms of certain major oil companies. Further competition is provided by a number of other electricity companies and smaller gas suppliers which are independent of the major oil companies and which each have a minor presence in the market.

               Eastern aims to maintain a significant share of this market through high-quality customer service and competitive pricing, and also utilizing the flexibility provided by EPETL's overall portfolio of gas activities.

          ENERGY TRADING BUSINESS

               Typically, holders of PES Licenses issued pursuant to the Electricity Act 1989 of Great Britain (Electricity Act) in connection with the supply and distribution of electricity within an authorized area in Great Britain, are exposed to risk, as they are obliged to supply electricity to their customers at stable prices, but have to purchase almost all the electricity necessary to supply those customers from the Pool at prices which are constantly changing. This potential risk is partially hedged through the use of financial instruments such as Contracts for Differences (CfDs). The ownership of generating assets provides an additional hedge to this risk.

               A CfD is an agreement between two parties calling for payments between the parties in amounts equal to the product of
          (a) the difference in each settlement period between the Pool price and the price specified in the CfD (strike price) and (b) the amount of electricity provided for in that settlement period which is usually expressed in MW of demand. The settlement period is half an hour. CfDs effectively fix the prices a supplier pays and a generator receives for electricity and therefore reduce the financial risk otherwise associated with the sale and purchase of electricity through the Pool.

               EPETL co-ordinates and optimizes the Group's activities in managing risk and provides support to Eastern's electricity and natural gas retail activities taking into account its electricity and natural gas purchase and sales, wholesale and trading contract portfolios (including Eastern's physical assets). It ensures that the operation of Eastern's power stations is optimized having regard to relative prices in gas and electricity markets. EPETL also earns revenue by providing risk management services to other retailers of electricity and gas aimed at removing or reducing their Pool/market price risk.

               EPETL seeks to manage Eastern's electricity financial exposure by trading its portfolio of CfDs (a small number of which are long-term), bidding Eastern's generation output into the Pool, in terms of both price and volume, for each half hour of the day, and by agreeing with the electricity sales division the volume and pricing of sales in the competitive and franchise markets. The overall position for each half hour of the day is monitored by the energy trading business with the aim of optimizing the electricity purchases and sales positions within risk management limits set by the Directors of Eastern. The resulting net position is subject to risk exposure limits that are monitored independently within Eastern. Credit checks are also undertaken on counterparties. Similar processes and procedures apply to gas market activities, where Eastern has a substantial and growing retail position as well as its gas-fired power stations and a number of long term and short term purchase contract positions. Although to date Eastern has successfully managed such risk through risk management operations and has reduced its exposure to this risk by building and leasing generation assets, Eastern's ability to manage such risk in the future will depend, in part, on the terms of its supply contracts, its ability to implement and manage an appropriate hedging strategy, the continuation of an adequate market for hedging instruments and the performance of its generating assets.

               EPETL has entered into an agreement with ENRON Capital and Trade Resources Limited (ENRON) in connection with ENRON's proposed 790 MW power station at Sutton Bridge, Lincolnshire.
          The agreement provides for EPETL to provide energy management services, subject to certain conditions precedent being satisfied. Also EPETL purchases gas from ENRON which may be used or resold to ENRON. The resale volumes are related to an associated electricity purchase agreement which is a part of Eastern's electricity portfolio.

               EPETL also purchases coal, oil and natural gas for the Group's UK power stations and has small equity interests in three natural gas-producing fields in the North Sea.

               In order to help meet the expected needs of its natural gas wholesale and retail customers (including the Group's power stations), Eastern has entered into a variety of purchase contracts. As of March 1998, the commitments under long-term purchase contracts amounted to an estimated L3.0 billion covering periods of up to 18 years from such date. Firm sales commitments (including estimated power station usage) at the same date amounted to L3.0 billion, covering periods up to 18 years from such date.

               The energy trading business also trades on the Nordpool, the electricity trading market in Scandinavia, and has recently negotiated access to 189 MW of hydro output in Norway. Trading joint ventures in Holland and Spain with major utilities in those countries are also under development.

          NETWORKS

               Electricity Distribution

               The Group's Electricity Networks Business consists of the ownership, management and operation of the electricity distribution network within Eastern's authorized area. Eastern receives electricity from the transmission system for electricity over 132kV in England and Wales (National Grid) operated by The National Grid Company, plc (National Grid Group) and distributes electricity to end users connected to Eastern's power lines.

               Almost all electricity customers in Eastern's authorized area, whether franchise or competitive, are connected to and dependent upon Eastern's distribution system. Eastern distributes approximately 32TWh of electricity annually to over three million customers, representing about seven million people. The majority of the Group's owned tangible fixed assets in the UK are currently employed in the electricity distribution business. The distribution by Eastern of electricity in its authorized area is regulated by its PES License, which, save in exceptional circumstances, is due to remain in effect until at least 2025.

               Strategy for the Networks Business

               The strategy for the Networks Business in the UK is to maintain strong contribution and cash flow against a background of tight regulation through effective cost control and continuing efficiency improvements whilst sustaining high levels of service performance. Eastern intends to implement this strategy through rigorous planning of the network and ensuring appropriate organization structure and business processes.

               In support of the Group's European integrated energy business strategy, the Networks Business aims to acquire networks businesses and the related customer bases either through outright purchase or through joint venture partnerships.

               Physical Distribution System

               Eastern receives electricity from the National Grid at 21 supply points within its authorized area and three points in the authorized areas of neighboring regional electricity companies
          (RECs). The majority of this electricity is received at 132kV. It is then distributed to customers through Eastern's system of approximately 35,300 kilometers of overhead line, 53,900 kilometers of underground cable, and numerous transformers and switchgear, via a series of interconnected networks operating at successively lower voltages. Eastern also receives electricity directly from power stations located in its authorized area and, from time to time, from customers' own generating plants and connections with neighboring RECs.

               At March 31, 1998, Eastern's electricity distribution network (excluding service connections to consumers) included overhead lines and underground cables at the operating voltage levels indicated in the table below:

                                                            UNDERGROUND
                                                               CABLES
                                       OVERHEAD LINES         (CIRCUIT
          OPERATING VOLTAGE         (CIRCUIT KILOMETERS)    KILOMETERS)
          -----------------         --------------------    -----------
          132kV . . . . . . . . .           2,341                  220
          33kV  . . . . . . . . .           3,884                2,436
          25kV  . . . . . . . . .               0                   23
          11kV  . . . . . . . . .          19,547               16,317
          6.6kV . . . . . . . . .               0                   29
          3kV . . . . . . . . . .               0                   21
          LV  . . . . . . . . . .           9,510               34,875
                                           ------               ------
          Total . . . . . . . . .          35,282               53,921

          In addition to the circuits referred to above, Eastern's distribution facilities also include:


                                                      AGGREGATE CAPACITY
               TRANSFORMERS                NUMBER    (MEGA VOLT AMPERES)
               ------------                ------    -------------------
               132kV  . . . . . . . . .       229           13,288
               33kV . . . . . . . . . .       871           10,392
               11kV . . . . . . . . . .    61,240           14,615
                                           ------           ------
               Total  . . . . . . . . .    62,340           38,295


                                                      Aggregate capacity
               SUBSTATIONS                 NUMBER    (mega volt amperes)
               -----------                 ------    -------------------
               132kV  . . . . . . . . .        98           13,288
               33kV . . . . . . . . . .       439           10,392
               11kV . . . . . . . . . .    58,425           14,615
                                           ------           ------
               Total  . . . . . . . . .    58,962           38,295

          Customers

               Approximately 88% of the revenue from use of the distribution system in the 12 months ended March 31, 1998 was derived from Eastern's electricity sales operations. The remaining 12% was derived from holders of Second Tier Supply Licenses (as described under "Industry Background -- The Electricity Industry in the UK") in respect of the delivery of electricity to those of their customers located in Eastern's authorized area.

               The following table sets out details of Eastern's customers and electricity units distributed:

                                             Year ended March 31,
                                              -------------------
                                        1996          1997         1998
                                        ----          ----         ----
          NUMBERS OF CUSTOMERS
            CONNECTED AT YEAR END .
          -----------------------
          Domestic  . . . . . . . .  2,839,592    2,868,090    2,891,030
          Commercial  . . . . . . .    205,071      205,057      218,057
          Industrial  . . . . . . .     23,251       23,899       23,893
          Other . . . . . . . . . .     22,713       22,111       21,699
                                     ---------    ---------    ---------
               Total  . . . . . . .  3,090,627    3,122,157    3,155,679
                                     =========    =========    =========
          ELECTRICITY DISTRIBUTED
            (GWH)
          ------------------------
          Domestic  . . . . . . . .     13,061       13,333       12,977
          Commercial  . . . . . . .      8,836        9,013        9,273
          Industrial  . . . . . . .      7,850        7,740        8,012
          Other . . . . . . . . . .      1,525        1,463        1,495
                                     ---------    ---------    ---------
               Total  . . . . . . .     31,072       31,549       31,776
                                     =========    =========    =========

               System Performance

               The performance of the network is monitored and publicly reported upon annually by the Office of Electricity Regulation covering England, Wales and Scotland (OFFER). According to OFFER's Report on Distribution and Transmission System Performance 1996/97, in the year ended March 31, 1997, Eastern achieved the best overall distribution system performance (number of faults per 100 kilometers of network) of all the PES License holders. For the year ended March 31, 1998, Eastern achieved a 25.6% reduction in customer minutes lost compared to the year ended March 31, 1995 and a 17.5% reduction in customer interruption compared to the year ended March 31, 1997.

               Distribution Charges and Price Control

               The distribution charges levied by Eastern and the other RECs consist of use of system charges and charges for other "excluded services" (i.e., services outside the scope of the price control) including connection charges. Distribution and supply charges are regulated by certain conditions in Eastern's PES License, which sets out a formula for determining the maximum charge per unit distributed in any financial year. A substantial majority of the sales of Eastern's electricity network business consists of charges for the use of its distribution system, most of which are charged to its Electricity Supply business and are passed through to its customers. Most of the charges for the use of the distribution system are subject to distribution price controls. See "Regulatory Matters" below.

               Czech Republic

               In October 1996, Eastern acquired an 11.6% minority interest in Severomoravska Energetika a.s., a Czech electricity distribution and supply company, as part of its plan to develop interests in companies that would enable it to implement further its integrated energy strategy overseas. This interest was increased to 16% in March 1998. As described under "Generation", Eastern also has an interest in Teplarny Brno, a heating and generation company in the Czech Republic.

               Competition in the Electricity Networks Business

               At present, Eastern experiences little competition in the operation of its electricity distribution system. However, in certain limited circumstances, some customers may establish (or increase) capacity for "own generation", by becoming directly connected to the National Grid or establishing their own generating capacity, thereby avoiding use of distribution system charges. However, Eastern's Directors do not consider that this poses a significant threat to its Networks business.

          TELECOMMUNICATIONS

               The Group's telecommunications network comprises an established radio telemetry network and a recently constructed optical fiber cable network of approximately 1,100 kilometers which principally covers Eastern Electricity's authorized area, but also connects to certain other business centers, including central London. Extensions in the Kent/Sussex area are currently nearing completion and will increase the network to approximately 1,800 kilometers. Capacity is made available to large business users, cable operators and public telephone operators. The Group also holds a public telephone operations license and runs a radio site renting operation with a number of major telecommunications companies.

          OTHER ACTIVITIES

               Rollalong Limited, a subsidiary of TEG and a holding company of Eastern, is engaged in the design, manufacture, sale and lease of modular buildings.


          EMPLOYEES

               The average number of persons employed by Eastern during the twelve months ended March 31, 1998 was approximately 7,130. At March 31, 1998, TEG employed 7,006 persons in its continuing businesses, including 31 at its head offices.

               Eastern recognizes trade unions for collective bargaining purposes and approximately 54% of employees of Eastern's businesses are union members. Union membership was inherited when Eastern was privatized. However, the new companies set up by Eastern subsequent to privatization have no obligations to recognize trade unions. Eastern Natural Gas and the energy trading businesses do not recognize trade unions and most workers in these businesses are employed under individual contracts. There have been no industrial disputes or work stoppages at Eastern since its privatization in 1990. Eastern had a two year agreement relating to pay with employees in the electricity supply and networks businesses which expired at the end of June 1998 and Eastern is in the process of negotiating new agreements.

          REGULATORY MATTERS

               The Group's operations are subject to extensive and changing regulation in the UK. See "Industry Background."

          REGULATORY MATTERS AFFECTING EASTERN

               The electricity industry in Great Britain is subject to regulation, inter alia, under the Electricity Act and certain UK and European Union (EU) environmental legislation. The Group is also subject to existing UK and EU legislation on competition and regulation in its gas and telecommunications businesses. In addition, an element of any profit received by Eastern on its disposal of certain categories of the assets vested in it at the time of its privatization is subject to clawback by the UK Secretary of State for Trade and Industry until March 31, 2000. The Group possesses all of the necessary franchises, licenses and certificates required to enable it to conduct its businesses.

               In March 1998, the UK Secretary of State for Trade and Industry published a Green Paper on utility regulation (including price controls) covering gas, electricity, water and telecommunications. Consultation is taking place on the proposals which may result in significant changes to the existing regulatory regime. Similarly, the UK government is considering controls over the future development of gas fired power stations and the Director General of Electricity Supply in Great Britain
          (DGES) is reviewing the operations of the Pool with a view to promoting alternative trading arrangements. There can be no assurance regarding the potential impact of regulatory changes, if any, on Eastern.

          POWER LICENSES

               Generation

               Unless covered by an exemption, all electricity generators operating a power station in Great Britain are required to have a generation license. The conditions attached to such a license in England and Wales require the holder, among other things, to be a member of the Pool and to submit relevant generating sets for central dispatch. Failure to comply with any of the generation license conditions may subject the licensee to a variety of sanctions, including enforcement orders by the DGES, or ultimately license revocation if an enforcement order is not complied with.

               The Secretary of State has power under the Electricity Act to require generators operating power stations with a capacity of not less than 50MW to maintain stocks of fuel and other materials at power stations. The Secretary of State has recently completed a review of the level of fuel stocks held by generators. No increase was required but Pool rules were changed as of December 1997 to penalize gas power plants reducing output during times of insufficient plant margins. The Group does not anticipate that these changes will have a material adverse effect on its results of operations.

               In England and Wales, each PES License limits the extent of the generation capacity in which the relevant REC may hold an interest without the prior consent of the DGES (own-generation limits). These own-generation limits currently restrict the participation by a REC in generation to a level of approximately 15% of the simultaneous maximum electricity demand in that REC's authorized area at privatization, setting Eastern's limit at 1,000MW. Following a process of consultation on the own-generation limits, the DGES stated in January 1995 that he would be prepared to consider a REC's request to increase its generation capacity on condition that it accepted explicit restrictions on the contracts it signed with its supply business, and that at a minimum it would be prohibited from passing additional own-generation output into its franchise market. In August 1995, he published model draft license modifications which he indicated that he would consider proposing in connection with a relaxation of own-generation limits of a REC.

               The specific consent of the DGES to the leasing by Eastern of 6,000 MW of generating capacity from each of National Power and PowerGen has been confirmed by the Office of Electricity Regulation (OFFER).

               Electricity Sales

               Subject to certain exceptions, each supplier of electricity in the franchise market in Great Britain is required to have a PES License for its authorized area and is required under the Electricity Act to provide a supply of electricity upon request to any premises in that area, except in specified circumstances. Each PES License holder is subject to various obligations under its PES License, including prohibitions on cross-subsidy between its various regulated businesses and on discrimination in respect of the supply of customers. Each PES License holder is also required to offer open access to its distribution network on non-discriminatory terms. This obligation includes a requirement not to discriminate between its own supply business and other users of its distribution system. PES License holders are subject to separate controls on the tariffs to franchise customers and in respect of distribution charges. A major review of the PES
          License structure has begun which is expected to lead to substantial changes in year 2000. TEG is not able to predict the outcome of this review or the impact on its results of operations. For a further discussion, see "Industry Structure -- The Electricity Industry in Great Britain -- Government Review of Utility Regulation."

               A supplier of electricity to the competitive market in Great Britain must, subject to certain exemptions, possess a Second Tier Supply License, or hold a PES License for the authorized area in which customers are supplied.

               -- Supply Price Regulation

               Supply charges in the franchise market are regulated by a maximum price control which applies to each tariff in the domestic and small business customer market and provides customers effectively, with price guarantees. On April 1, 1998,

          Eastern's tariffs were reduced by 8.9%, before inflation. Eastern's tariffs must be reduced by a further 3%, before inflation, beginning in April 1999.

               As the franchise market is opened to competition, supply price restraints will no longer be applicable to current franchise market supply customers. However, the DGES has indicated in his supply price restraint proposals published in October 1997, that price regulation for supply to all residential and smaller business customers within Eastern's authorized area, whose annual consumption is below 12,000 kWh, would be extended until an adequate level of competition is established, and, at least, until March 31, 2000.

               Gas

               The gas supply activities of Eastern Natural Gas are principally regulated by the Director General of Gas Supply under the UK Gas Act 1986, as amended by the Gas Act 1995 (Gas Acts) and by the conditions of Eastern Natural Gas' Gas Licenses. Eastern Natural Gas currently holds a public gas transporter's license, a gas supplier's license and a gas shipper's license. The gas business is not subject to price regulation.

               Energy Trading

               EPETL is authorized by the Financial Services Authority under the Financial Services Act 1986 to deal in electricity CfDs (including futures and options). A subsidiary of EPETL is a joint holder of production licenses relating to its equity interest in the three North Sea natural gas fields described above.

          NETWORKS

               Distribution Price Regulation

               Revenue from the distribution business is controlled by a formula principally based on P x (1+(RPI-Xd)) where Xd is currently 3% (Distribution Price Control Formula). P is the previous year's maximum average price per unit of electricity distributed. Because the maximum average price in any year is therefore based in part on the maximum average price in the preceding year, a price reduction in any given year has an ongoing effect on the maximum average price for all subsequent years.
          RPI is a measure of inflation, and equals the percentage change in the UK Retail Price Index between the six months period of July to December of the two pervious years. Because RPI is based on a weighted average of the prices of goods and services purchased by a typical household, which bear little resemblance to the inputs contributing to Eastern's business costs, the RPI calculation may not accurately reflect the price changes affecting Eastern. The Xd factor is established by the DGES following review. This formula determines the maximum average price per unit of electricity distributed (in pence per kilowatt hour) which a REC is entitled to charge. This price, when multiplied by the expected number of units to be distributed, determines the expected distribution revenues of the REC for the relevant year. The current Distribution Price Control Formula permits RECs to partially retain additional revenues due to increased distributions of units and allows for a pound for pound increase in operating profit for efficient operations and reduction of expenses within a review period. However, during the next Distribution price Control Formula review, the DGES may reduce any such increase in operating profit to the extent he determines it not to be a function of efficiency savings or, if genuine efficiency savings have been made, he determines that customers should benefit through lower prices in the future.

               The Xd factor for Eastern was initially related to the numbers of units (kWh) of electricity distributed and was set at +0.25% for the period 1990 to 1995. Since the distribution price reviews in August 1994 (effective April 1, 1995) and July 1995 (effective April 1, 1996), price control has been related to the number of customers served and the number of units sold in equal weightings. These price reviews have resulted in the Xd factor being reduced to -11% for 1995/96, -10% for 1996/97 and -3% for each of the years 1997/98 to 1999/2000. The August 1994 review resulted in an estimated total reduction of Eastern's prospective revenues of some L350 million over the five years to April 2000 and the July 1995 review resulted in an estimated total reduction of Eastern's revenues of a further L150 million over the four year period from April 1, 1996 compared with revenue under the previous distribution price controls. To allow for forecasting errors, an annual correction factor is built into the control to allow any under-recovery or over-recovery of income to be recovered in following years, the latter with an interest penalty. A further distribution price control review is scheduled to take place in 2000. Any additional review by the DGES may adversely affect the Group. Similarly, the DGES may issue further or additional statements or take further or additional actions which may impact upon the Group's operations.

               Distribution costs vary with the voltage at which consumers are connected and the utilization of the distribution system at the time units are distributed. Changes in the mix of units distributed at different voltage levels and between peak and off-peak periods are reflected in the calculation of the maximum average allowed charge per unit distributed by reference to a "basket" of distribution categories.

               Electricity distributed to extra high voltage premises is excluded from the distribution price control formula, as are charges for certain additional services including connection charges. Connection charges must be set at a level which enables the licensee to recover no more than the appropriate proportion of the costs incurred and no more than a reasonable rate of return on the capital represented by such costs. Any dispute over connection charges may be determined by the DGES. In addition, income received in respect of National Grid Group exit charges incurred by a REC and received through use of system charges is not subject to distribution price control.

               In certain circumstances, the DGES may propose amendments to the distribution price control formula or the terms of the license. In the cases where a PES License holder is not willing to accept modifications to the distribution price control formula or other license conditions put forward by the DGES, the normal process would be for the DGES to refer the matter to the Monopolies and Mergers Commission (MMC).

               Telecommunications

               The Group's telecommunications activities are principally regulated by the Telecommunications Act 1984 and by the conditions of its public telephone operations license. The UK Secretary of State for Trade and Industry and the Director General of Telecommunications are the principal regulators of the telecommunications industry in the UK. The telecommunications business is not subject to price regulation.

          ENVIRONMENTAL REGULATIONS AND EMISSIONS

               The electricity generation industry in the UK is subject to a framework of national and EU environmental laws which regulate the construction, operation and decommissioning of power stations. Under these laws, each power station operated by the Group is required to have an authorization which regulates its releases into the environment and seeks to minimize pollution of the environment taken as a whole, having regard to the best practicable environmental option.

               Eastern's businesses are subject to numerous regulatory requirements with respect to the protection of the environment. The principal laws which have environmental implications for the Group are the Electricity Act, the Environmental Protection Act of 1990 and the Environment Act of 1995.

               The Electricity Act requires Eastern to consider the preservation of natural beauty and the conservation of natural and man-made features of particular interest when it formulates proposals for development in connection with certain of its activities. Environmental assessments are required to be carried out in certain cases including overhead line constructions at higher voltages and generating station developments. Eastern has produced Environmental Policy Statements and Electricity Act
          Schedule 9 Statements which set forth the manner in which it complies with its environmental obligations.

               Possible adverse effects of electro-magnetic fields (EMFs) from various sources, including transmission and distribution lines, have been the subject of a number of studies and increasing discussion. The current scientific research is inconclusive as to whether EMFs may cause adverse health effects. There is the possibility that the passage of legislation and changing regulatory standards would require measures to mitigate EMFs, with resulting increases in capital and operational costs. In addition, the potential exists for public liability with respect to lawsuits brought by plaintiffs alleging damages caused by EMFs. The only UK standards for exposure to power frequency EMFs are those promulgated by the National Radiological Protection Board and relate to the levels above which physiological effects have been observed. Eastern fully complies with these standards.

               The Group has approximately 200 and 749 miles of fluid-filled underground cables which operate at 33kV and 132kV, respectively. These cables generally supply substantial amounts of electricity to large substations in urban areas and to large customers. The majority of these cables are between 30 and 50 years old. Eastern operates these cables in accordance with the "Environment Agency and Electricity Companies (in England and Wales) operating Code on the Management of Fluid-Filled Cables," monitoring and repairing both gradual and substantial leaks, which arise through age deterioration and third party damage. Eastern has a program to minimize oil leakage and reduce the possibility of pollution to watercourses and ground water. This involves establishing a more effective standard procedure for dealing with cable leaks and implementation of an effective monitoring system. There is also a forward plan for gradual replacement of these cables with more modern solid cables. Eastern believes that the existing monitoring systems and planned replacement program are sufficient to avoid major environmental incidents or additional replacement expenditures. Eastern could incur significant expenditures if it were required to replace its fluid-filled cables, other than in the ordinary course of business, pursuant to new or existing legislation.

               The responsibility for these requirements in England and Wales is vested in the Environment Agency (EA) whose role is to regulate industrial plants and to monitor the environment, to obtain environmental information and to promote the objective of sustainable development. When performing its functions, the EA is required to take into account the best available techniques for controlling emissions, the life expectancy and rate of utilization of the plant and the desirability of not involving excessive cost.

               The principal EU Directive affecting environmental emissions currently in force is the Large Combustion Plants Directive
          (LCPD).

               The LCPD requires the UK to reduce sulfur dioxide (SO2) emissions from existing plants by 60% by 2003 and emissions of nitrogen oxides (NOx) by 30% by 1998 compared with their 1980 levels. The Large Combustion Plant National Plan is the mechanism by which this Directive has been implemented in the UK and sets annual targets for reductions in emissions for the electricity industry. Each site has an annual limit of emissions for NOx until 2002 and SO2, until 2005. Emission limits may be affected by the Government's review of energy sources and electricity trading arrangements. Negotiations are underway with the EU regarding introducing new national limits for 2010.

               In addition, the UK has ratified the second United Nations Economic Commission for Europe Sulfur Protocol. The Protocol commits the UK to a reduction in SO2 emissions from all sources by 80% by 2010 compared with their 1980 levels. Eastern is considering the introduction of a flue gas desulfurization plant in order to assist compliance with reducing these emissions.

               At a local level, the UK's Air Quality Strategy provides set targets for 2005 and places a duty on local authorities to review air quality with a view to setting up management in places where targets are not being met. When adverse meteorological conditions occur, some power stations may have to introduce measures to comply with these targets.

               In December 1997, the Conference of the Parties of the United Nations Framework Convention on Climate Change adopted the Kyoto Protocol which specifies targets and timetables for certain countries to reduce greenhouse gas emissions. The UK is a signatory to the Kyoto Protocol. The EU has adopted the Kyoto Protocol. For the UK, this will mean a 12 1/2% reduction in CO2 emissions by 2010. The means of implementing the UK's commitment is not yet known and TEG is unable to predict to what extent implementation of the Kyoto Protocol will impact TEG.

               The Group believes that it is presently in compliance with, has taken, and intends to continue to take, measures to comply, in all material respects with the applicable law and government regulations for the protection of the environment. There are no material legal or administrative proceedings pending against the Group with respect to any environmental matter.

               Fossil Fuel Levy

               All the RECs are obligated to obtain a specified amount of generating capacity from non-fossil fuel sources (NFFOs). Because electricity generated from non-fossil fuel plants is generally more expensive than electricity from fossil fuel plants, a levy system (Fossil Fuel Levy) has been instituted to reimburse the generators and the RECs for the extra costs involved. The DGES sets the rate of the Fossil Fuel Levy annually. The current Fossil Fuel Levy is 0.9% of the value of sales of electricity made in England and Wales and 0.8% of the value of sales of electricity made in Scotland.

          UK AND EU COMPETITION LAW

               Eastern is subject to the competition rules of both the UK and the European Community.

               Briefly stated, the UK Fair Trading Act 1973 and the UK Competition Act 1980 both regulate the activities of companies with market power. The UK Restrictive Trade Practices Act 1976 stipulates that failure to furnish to the Office of Fair Trading an agreement that is registrable under the Act renders unenforceable certain restrictions contained in the agreement.
          UK competition law, particularly the law relating to restrictive agreements, is in the processes of reform and is likely to follow the approach of European Community law.

               The Treaty of Rome contains provisions which prohibit anti-competitive agreements and practices, including the abuse of a dominant position within the European Union (EU) or a substantial part of it. Penalties for violation of these provisions include fines, third party damages and infringing contractual provisions being unenforceable.

               In January 1993, the UK implemented the EU Utilities Directive on the procedures to be followed for the award of supply and works contracts by utilities companies, including electricity utilities. This directive was replaced by EU Directive 93/36, which was implemented by the UK in December 1996 and which covers service contracts as well as supply and work contracts. Those contracts that exceed the relevant financial thresholds have to be advertised in the OFFICE JOURNAL OF THE EUROPEAN COMMUNITIES.

               Disappointed suppliers and contractors who believe they have suffered harm from a failure to implement the correct procedures in awarding the contract are able to institute proceedings in the English High Court. The European Commission also has a role for ensuring compliance with European community procurement regulations.

          GENERAL

               Financing Arrangements

               At June 30, 1998, TU Finance (No. 1) Limited, TU Finance
          (No. 2) Limited, and TU Acquisitions, each a direct or indirect holding company of TEG and Eastern, had a sterling-denominated joint line of credit with a group of banking institutions under credit facility agreements (Credit Agreements) dated March 2, 1998, and amended March 3, 1998, April 21, 1998 and May 19, 1998.
          The Credit Agreements total L3,625 million and have three facilities. The Acquisition Facility provides for short-term borrowings aggregating L1,775 million outstanding at any one time and terminates March 2, 2003; however, no new incremental draws can be made after January 2, 1999. The Interim Facility provides for short-term borrowings aggregating L1,150 million at any one time and terminates January 2, 1999. Borrowings under these facilities provide financing to purchase TEG shares, pursuant to the Offer or otherwise, and pay acquisition related expenses.
          The Revolving Credit Facility provides for short-term borrowings aggregating L700 million outstanding at any one time and terminates March 2, 2003. Under this facility, up to L450 million can be used by TU Finance (No. 1) Limited and, subject to accession to the Revolving Credit Facility, TEG, for general corporate purposes and for interest payments on the facilities until six months after the date of acquisition of TEG and for the issuance of commercial paper. The remaining L250 million has been carved out for general corporate use by Eastern.

               In addition to the Credit Facility Agreements described above, the Group has available uncommitted bank facilities of approximately L300 million as of June 1, 1998. As of June 30, 1998, no borrowings were outstanding under these facilities.

               As of June 30, 1998, TEG had an aggregate principal amount of L2,010 million long-term debt outstanding. The Group may consider from time to time the issuance of additional debt.

               Certain subsidiaries of TEG are parties to an agreement with commercial banks under which certain future intra-group rental payments receivable from the leased power station facilities at Drakelow C, High Marnham, Ironbridge, Rugeley B and West Burton for a five year period ending 2001 were assigned in return for a capital sum of L1,097 million. Such capital sum was drawn down on October 28, 1996 and L408 million was used to cash collateralize existing future obligations to certain banks in respect of the funding of the operating leases of power stations leased from National Power. The remaining funds are held within the Group. The payment of the assigned rentals or, in certain circumstances, their capital value on resale by the banks, is subject to guarantees and indemnities provided by TEG subsidiaries.

               Windfall Tax

               A windfall tax was levied on Eastern according to a formula contained in the UK Finance (No.2) Act 1997. The liability to the tax was assessed at L112 million of which half was paid on December 1, 1997 and the balance is payable on December 1, 1998.

               Year 2000

               In view of the global nature of the Year 2000 issue, Eastern established a program of projects in August 1996 to ensure that all systems within Eastern are Year 2000 compliant. In testing for conformity, Eastern Group uses the British Standard definition of Year 2000 conformity (BSI DISC PD2000 - 1).

               Eastern's Year 2000 projects are managed by a committee consisting of Eastern Directors and Senior Managers and most of the projects are in the correction and testing stages with many of the older information technology systems having already been replaced by systems which are Year 2000 compliant.

               As part of its compliance program, Eastern is co-operating with other utility companies, trade associations and its suppliers and customers sharing information and experience. Eastern is also an active member of the UK Year 2000 interest group which together with a wide range of other businesses, focuses on dealing with the issue of Year 2000 compliance.

          DESCRIPTION OF PROPERTY

               The principal establishments owned or occupied by the Group's Continuing Business as of March 31, 1998 are as follows:

                                                                     Site
                                                Term of  Principal   Area
              Property       Owner      Tenure   Lease      Use     (acres)
              --------       -----      ------  -------  ---------  -------

          117 Piccadilly, TEG (Head   Freehold     --     Head     ---
          London          Office)                         Office
                          Limited

          Carterhatch     Eastern     Freehold     --     Offices  4.0
          Lane, Enfleid   Electricity                     and Depot

          Milton,         Eastern     Freehold     --     Offices  24.0
          Cambridge       Electricity                     and Depot

          Wherstead Park, Eastern     Freehold     --     Offices  17.0
          Wherstead,      Electricity
          Ipswich

          Peterborough    Eastern     Freehold     --     Power    18.1
          Power Station   Generation                      Station
                          Limited

          King's Lynn     Anglian     Freehold     --     Power    16.1
          Power Station   Power                           Station
                          Generators
                          Limited

          Drakelow C      PowerGen    Leasehold 99 years  Power    177.0
          Power Station                                   Station

          High Marnham    PowerGen    Leasehold 99 years  Power    178.4
          Power Station                                   Station

          Ironbridge      National    Leasehold 99 years  Power    212.7
          Power Station   Power                           Station

          Rugeley B Power National    Leasehold 99 years  Power    299.0
          Station         Power                           Station

          West Burton     National    Leasehold 99 years  Power    511.5
          Power Station   Power                           Station

          LEGAL PROCEEDINGS

               The Group is not involved in any legal or arbitral proceedings which management believes will have a material adverse effect upon the Group's business or financial position.

               On May 19, 1998 a writ was issued by Optimum Solutions Limited (OSL) against the National Grid Company, Yorkshire Electricity Group Plc, Eastern Electricity and Logica Plc. Yorkshire Electricity Group Plc and Eastern Electricity Plc are both members of the Pool. OSL alleges breach of confidence in respect of information supplied in the context of the development of the trading arrangements for the 1998 liberalization of electricity supply in England and Wales (Trading Arrangements).

               OSL requests an injunction against the continued use of such confidential information, an unspecified amount of damages relating to breach of contract, equitable compensation for misuse of such confidential information and return of material alleged to contain confidential information.

               It is alleged that the Pool has made use of the confidential information in the development of the Trading Arrangements and that Eastern Electricity made use of it in using the systems developed by the Pool for trading purposes. A defense is being prepared and the action will be strenuously defended.

               Litigation is ongoing with respect to another corporation's use of actuarial surpluses declared in the Electricity Supply Pension Scheme (ESPS). The Pension Ombudsman (a UK arbitrator appointed by statute) has issued a "final determination" in favor of complaints made by members of the ESPS relating to another corporation's use of the ESPS surplus to offset such corporation's additional costs of early payment of pensions as a result of reorganization or redundancy, together with additional contributions required after a valuation. Under that determination, the Pension Ombudsman directed such corporation to pay into ESPS the amount of that use of the surplus plus interest. The Pension Ombudsman's final determination has been successfully challenged in the courts. At the same time, the courts also considered other areas of uncertainty relating to the uses made of actuarial surpluses arising in the ESPS, including the ability to reduce or suspend standard employer contributions to reduce surpluses. The courts ruled that such reductions were permissible. The final decisions of the courts are subject to appeal.

               If a determination were finally to be made against Eastern and upheld by the courts, Eastern could have a potential liability to repay to its section of the ESPS an amount estimated by the Eastern Directors to be up to L90 million (exclusive of any applicable interest charge).


          INDUSTRY BACKGROUND

               The Electricity Industry in Great Britain

               Throughout Great Britain, electricity power stations, together with the transmission and distribution systems, constitute a single integrated network. Almost all electricity generated at power stations in Great Britain is delivered through the high voltage transmission system owned and operated by the National Grid Company. It is then transformed for delivery on to the local distribution networks through the high voltage transmission owned and operated by PES License holders, such as Eastern, and then delivered to customers from those networks.

               In the five years to March 31, 1996, demand for electricity in Great Britain rose by approximately six per cent and is projected by National Grid Group to rise by approximately seven per cent in the five years to March 31, 2001.

               It is estimated that electricity produced by the UK generating industry in the year ended March 31, 1991 totaled approximately 300 TWh (including imports from Electricite de France), of which approximately 66 per cent was produced by coal-fired power stations and 18 per cent by nuclear power stations. At that time no CCGT power stations were in operation. It is estimated that in the year ended 31 March 1996, the percentage of total electricity generated by coal-fired power stations had declined to approximately 37 per cent, whereas the percentage generated by nuclear power stations had increased to 27 per cent. CCGT power stations accounted for 20 per cent of total generation in that year. Reasons for the development of CCGT generating capacity since 1991 include the availability of large volumes of natural gas, developments in technology and the privatization of the UK electricity industry which has allowed new entrants to participate in the generation market.

               In December 1997, the UK government announced a review of energy sources for power generation, including fuel diversity, sustainable development and the role of coal. Representations of interested parties were to be submitted by mid-February 1998. While the review is underway, the Secretary of State has deferred decisions on most outstanding or new applications for the construction of generating stations. The UK government has set out its interim conclusions but is still consulting in detail.

               -- The Pool

               The Pool was established in 1990 for bulk trading of electricity in England and Wales between generators and suppliers. The Pool reflects two principal characteristics of the physical generation and supply of electricity from a particular generator to a particular supplier. First, it is not possible to trace electricity from a particular generator to a particular supplier. Second, it is not practicable to store electricity in significant quantities, creating the need for a constant matching of supply and demand.

               All electricity generated in England and Wales (save for that generated by small embedded generators) must be sold to the Pool, and electricity suppliers must likewise generally buy electricity from the Pool for resale to their customers. Even groups which are both generators and licensed suppliers (such as Eastern) must, except in certain limited circumstances, act through the Pool to sell all the electricity generated by them and to purchase all their electricity for sale to customers.

               The Pool is operated under the Pooling and Settlement Agreement to which all licensed generators and suppliers of electricity in Great Britain (and certain others) are party. The Pooling and Settlement Agreement governs the constitution and operation of the Pool and the calculation of payments due to and from generators and suppliers of electricity. The Pool also provides centralized settlement of accounts and clearing.

               Generators sell electricity to the Pool at a price for each unit of electricity generated and receive availability payments when they declare themselves as available but are not called upon to run. Suppliers buy electricity through the Pool at a price which includes these components and which may also include additional amounts payable to the National Grid Group.

               Prices for electricity are set by the Pool daily for each
          half hour of the following day based on the bids of the
          generators and a complex set of calculations matching supply and demand and taking account of system security. Generators make individual bids into the Pool once each day stating the price and volume at which they are prepared to generate in any particular half hour of the following day. The National Grid ranks the generating sets for each half hour in an order known as the "merit order". The merit order is primarily ranked according to the price
          offered.   National Grid then schedules the stations to operate
          according to such merit order, calling into service the least expensive generating units first and continuing to call generating units into service until enough are operating to meet demand. Factors which may constrain National Grid's ability to order stations into operation in strict observance of the merit order include transmission system constraints and the inflexibility of some generating units. A computerized system (the settlement system) is used to calculate prices and to process metered, operational and other data and to carry out the other procedures necessary to calculate the payments due under the Pool trading arrangements. The settlement system is administered on a day to day basis by Energy Settlements and Information Services Limited, a subsidiary of National Grid, as settlement system administrator. The price paid to all generators which are called to run is set primarily by reference to the highest bid price of all the generators selected to run in that half hour. Pool prices can vary significantly.

               In order to reduce their exposure to Pool prices, generators and suppliers enter into financial, hedging contracts with each other. These contracts are in the form of CfDs and electricity forward agreements (EFAs). CfDs and EFAs in effect fix the price which a supplier pays and a generator receives for electricity and are therefore used to reduce the price risk that would otherwise be associated with the sale and purchase of electricity through the Pool.

               -- UK Electricity Supply Markets

               Great Britain currently has two separate, but related, electricity supply markets, each with a different regulatory framework: the "franchise market" and the "competitive market". To be able to supply electricity to the franchise market, a supplier must have a PES License, which (except in certain specified circumstances) requires the holder, upon request, to supply electricity to any premises within its authorized area. A holder of a PES License currently has a monopoly, with certain limited exceptions, on the supply of electricity to franchise customers in its authorized area. However, this monopoly is currently expected to end over a six month period commencing in September 1998, when all electricity customers in Great Britain, including the current franchise customers, will begin to have the option to choose their electricity supplier.

               Franchise customers are generally supplied with electricity in accordance with published tariffs. Tariff income is limited by a price control formula set out in the supplier's PES License and is regulated by the DGES as described above under "Regulatory Matter -- Power Licenses -- Supply Price Regulation." This formula is separate from the price control formula applicable to the distribution business, as described above under "Regulatory Matters -- Networks -- Distribution Price Regulation". The price control formula determines the maximum prices which any PES License holder is permitted to charge in any year to March 31, 2000. A separate price control formula determines the maximum distribution revenue which a PES License holder may earn from charges made to its own electricity supply business and other electricity suppliers for use of its distribution network. This is due to expire on March 31, 2000.

               The competitive market currently consists of customers with an annual maximum demand of 100kW or more. To be able to supply electricity to the competitive market, a supplier must either have a license issued pursuant to the Electricity Act to supply electricity to specified premises (Second Tier Supply License) or hold a PES License for the authorized area in which those of its customers who are eligible to participate in the competitive market are located. Each customer in this market may be supplied by any supplier (whether the local PES License holder or a supplier with a Second Tier Supply License, which could include any of the other PES License holders). Customers who currently participate in the competitive market are charged under the terms of their negotiated supply contracts, which may provide for fixed or variable prices. Variable prices normally reflect expected fluctuations in the price paid by suppliers for the purchase of electricity from the Pool.

               All suppliers use the national transmission system (for which they pay published transmission charges) and the distribution system of the local PES License holder (for which they pay published distribution charges) to secure delivery of electricity to their customers.

               As described above, electricity supply and distribution businesses in Great Britain are subject to price controls. Since the implementation of the initial price controls in 1990, there have been two reviews of the supply price control, effective for the period from April 1, 1994 to March 31, 1998 and from April 1, 1998 to March 31, 2000. These have had only a limited financial impact. From April 1995 there was a review of the distribution price control which the Directors of Eastern estimate will result in a total reduction of some L350 million in Eastern's prospective revenues over the five years to March 31, 2000 compared with expected revenues under the previous distribution price control. The Directors of Eastern also estimate that a further review in July 1995 conducted by the DGES implemented from April 1, 1996, has resulted in a further total reduction of L150 million in Eastern's prospective revenues for the four years to March 31, 2000.

               In agreement with PES License holders the DGES has modified the PES Licenses to require that the PES License holders support the introduction of competition for franchise supply customers by offering services to competing suppliers. These services include registration, data collection and aggregation, emergency reporting, meter operation and provision of prepayment meter infrastructure. The PES License holders are also being required to provide collectively a data transfer service.

               The RECs are also contributing to a program of work by the Pool to adopt settlement arrangements for the competitive market in 1998. It has been agreed that these costs, subject to a cap above which recovery would be partial, will be recovered from charges to be made to suppliers by the Pool over a five year period.

               -- Regulation of the Electricity Supply Industry Under the Electricity Act

               The Electricity Act created the institutional framework under which the industry is currently regulated, including the office of the DGES, who is appointed by the Secretary of State. The present DGES, Professor Stephen Littlechild, who holds the formal title of Director General of Electricity Supply and is head of OFFER, The Office of Electricity Regulation, was appointed for a five year term commencing September 1, 1989. He was reappointed in 1994 for a further five year term ending on August 31, 1999. He is expected to retire later this year. The UK government is seeking a replacement who will also be the new Director General of Gas Supply and is expected to make an appointment shortly.

               The DGES's functions under the Electricity Act include granting licenses to generate, transmit or supply electricity (a function which he exercises under a general authority from the Secretary of State); proposing modifications to licenses and, in case of non-acceptance of such proposals by licensees, making license modification references to the MMC; enforcing compliance with license conditions; advising the Secretary of State in respect of the setting of each non fossil fuel obligation (which is a requirement on the PES License holder to purchase electricity from non fossil sources); calculating the Fossil Fuel Levy rate and collecting the levy; determining certain disputes between electricity licensees and customers; and setting standards of performance for electricity licensees. The term "supply" as used in the context of the Electricity Act and the PES License covers both distribution and supply activities.

               The DGES exercises concurrently with the Director General of Fair Trading certain functions relating to monopoly situations under the Fair Trading Act 1973 and certain functions relating to courses of conduct which have, or are intended or likely to have, the effect of restricting,distorting or preventing competition in the generation, transmission or supply of electricity under the Competition Act 1980.

               The Electricity Act requires the DGES and the Secretary of State to exercise their functions in the manner each considers is best calculated to ensure that all reasonable demands for electricity are satisfied, secure that license holders are able to finance their licensed activities and promote competition in the generation and supply of electricity.

               Subject to these duties, the Secretary of State and the DGES are required to exercise their functions in the manner which each considers is best calculated: to protect the interests of consumers of electricity supplied by licensed suppliers in respect of price, continuity of supply, and the quality of electricity supply services; to promote efficiency and economy on the part of licensed electricity suppliers and the efficient use of electricity supplied to consumers; to promote research and development by persons authorized by license to generate, transmit or supply electricity; to protect the public from the dangers arising from the generation, transmission or supply of electricity; and to secure the establishment and maintenance of machinery for promoting the health and safety of workers in the electricity industry. The Secretary of State and the DGES also have a duty to take into account the effect on the physical environment of activities connected with the generation, transmission or supply of electricity.

               In performing their duties to protect the interests of consumers in respect of prices and other terms of supply the Secretary of State and the DGES are required to take into account in particular the interests of consumers in rural areas. In performing their duties to protect the interests of consumers in respect of the quality of electricity supply services, they are required to take into account in particular the interests of those who are disabled or of pensionable age.

               -- Government Review of Utility Regulation

               On June 30, 1997, the UK government announced its intention to conduct a comprehensive review of the regulatory framework governing the electricity distribution and supply businesses in England and Wales, as well as the regulatory framework applicable to other privatized utilities. The review culminated in the March 1998 Green Paper which sets forth a number of proposals of the UK Government designed to re-examine utility regulation in the UK. Among the main proposals contained within the March 1998 Green Paper are the retention of "RPI-X" as the fundamental basis for price regulation; increased transparency and consistency of regulations; the merger of OFFER and OFGAS (the latter being the Office of Gas Supply); the separate licensing of the distribution and supply businesses of the RECs; amendment of the statutory duties of utility regulators to provide a new primary duty to exercise their functions in the manner best calculated to protect the interest of the consumers in the short and long term, wherever possible through promoting competition and adopting price regulation to distinguish between income earned through companies' own efforts and income which results from other factors. Some of these proposals would require primary legislation. Responses to the March 1998 Green Paper by interested parties were due by May 31, 1998.

               On May 13, 1998, the DGES issued a consultation paper on the separation of distribution and supply businesses for RECs and the future treatment of metering and meter reading. The material proposals and recommendations set out in the consultation paper are as follows:

          1. Full separation of the ownership of the supply and distribution business was recommended and appropriate interim arrangements should be contemplated for separate companies to comprise the distribution and supply activities, each acting independently of the other.

          2. Measures should be introduced to ensure that each PES supply subsidiary operates at arm's length from the distribution subsidiary. These measures would include separate contracts between the supply and distribution businesses avoiding the sharing of facilities between the businesses, including requiring separate management teams for the two businesses and minimizing corporate headquarters activities.

          3. The distribution company should be responsible for the maintenance and operation of the network and have a statutory duty to develop and maintain an efficient, coordinated and economical system of electricity distribution and to facilitate competition in generation and supply. It should connect any person to the network on reasonable terms and act as a "last resort" meter reading service, bought in from meter reading companies, for those suppliers not wishing to provide the service themselves.

          4. All suppliers should be placed on the same legislative footing and tariff supply should be replaced by supply under contract. License conditions would be introduced to protect customers and competitors against dominant suppliers.

          5. Metering services should be open to competition and arrangements for transmission in Scotland should be brought into line with those in England and Wales.

               Responses to this consultation paper were due by June 15, 1998. The DGES intends to have a further consultation on separation of businesses in July 1998 and to outline proposals on separation of businesses in September 1998. The DGES intends any revised definitions of distribution, supply and metering responsibilities to be taken into account in setting price controls and revising charging arrangements scheduled for 2000. The separation of ownership and certain other key elements of the DGES' proposals require new legislation.

               In October 1997, the UK government invited the DGES to consider parameters for a review of electricity trading arrangements. Such a review would focus on the wholesale electricity market in England and Wales and would likely cover existing trading within the Pool, trading arrangements outside the Pool and price setting mechanisms. The impact on, and possible need for change to, the framework of regulatory controls could also be considered, including Pool governance, regulation of and access to the Grid licenses, the Electricity Act and the implications of European Union law. A review of certain of these issues was launched in January 1998 with an announcement that the DGES and an independent panel had been asked to report to the Energy Minister by July 1998.

               The Group cannot predict the results of any of these reviews, whether proposals recommended in the consultation paper will be implemented or the ultimate effects on Eastern or the Group.

               The Gas Industry in Great Britain

               Natural gas is used for a wide range of domestic and industrial purposes and also for gas-fired electricity generating stations. The primary fuel market in Great Britain in 1997 was
          282.4 million tons of oil equivalent of which natural gas made up 87 million tons of oil equivalent (1,000 tons of oil equivalent is equal to 0.3968 therms).

               From the nationalization of the gas industry in Great Britain in 1948 until 1986, when British Gas was privatized, the supply of piped gas to customers was a monopoly. In parallel with the privatization of British Gas, steps were taken to develop greater competition within the industry, initially by deregulating the supply of gas to the contract market (customers using more than 25,000 therms per year). Within the contract market there are "interruptible" customers, whose supply can be interrupted in periods of exceptional demand, and "firm" customers to whom supply is guaranteed.

               In 1992, competition was extended to customers who use more than 2,500 therms a year and has been extended to all users since May 1998, with pilot schemes being introduced for domestic customers throughout the United Kingdom.

               British Gas divided itself into two separate companies, Centrica plc and BG plc. The former is a shipper and supplier of gas, while almost all of the UK gas transmission and distribution network is owned and operated by BG plc.

               Participants in the gas industry are required to hold licenses granted by the Director General of Gas Supply whose department is known as OFGAS. These are a "public gas transporter's license" which permits the licensee to carry gas through pipes to any premises or to a pipeline system operated by another public gas transporter, a "gas supplier's license" which is required to supply gas to customers and a "gas shipper's license" which allows the licensee to arrange with a public gas transporter to introduce, convey or take gas out of the transporter's pipeline system. In addition, the exploration for and production of gas in the North Sea is subject to license by the Department of Trade and Industry.

               BG plc is required to provide fair access to its network to all shippers of gas, who pay charges determined by the amount of capacity they have reserved on the system's entry and exit points and commodity charges based on the amount of gas actually transmitted.

               Suppliers obtain natural gas directly from offshore fields (in which they may own equity interests) and from wholesalers. There are various types of contract for the purchase of gas, but most of these currently relate directly to physical volumes to be delivered into the UK gas supply network. Most of these include "take or pay" obligations, under which the buyer agrees to pay for a minimum quantity of gas in a year, although the amount it takes in any specific time period can vary according to its need. Gas can be purchased for delivery from one day to several years ahead.

               Suppliers in the gas industry are obliged to ensure that they have sufficient gas, within limited tolerances to meet the needs of their customers on a daily basis. Failure to do so may result in additional costs being incurred. Fluctuations in demand are met by altering the quantity of gas taken from fields and wholesale purchases contracts, or via storage. Demand may also be limited by interrupting supplies to certain interruptible customers. Any excess or shortfall in supply has to be sold to, or bought from the network operator at prices determined on the day under an agreed pricing formula.

          Item 7.   Financial Statements and Exhibits

          ITEM 7(a).  Financial Statements of Businesses Acquired

                    FINANCIAL INFORMATION OF THE ENERGY GROUP PLC

               Note 10 to the Unaudited Financial Statements of TEG as of September 30, 1997 and for the six months ended September 30, 1997 and 1996 contained in Amendment No. 1 to the Current Report on Form 8-K of Texas Utilities, as filed on June 25, 1998 (Amendment No. 1), is deleted in its entirety and replaced by the following:

          10.  DIFFERENCES BETWEEN UK GAAP AND US GAAP

                                                          UNAUDITED
                                                       SIX MONTHS ENDED
                                                         30 SEPTEMBER
                                                       ----------------
          PROFIT FOR THE PERIOD                        1997        1996
                                                       ----        ----
                                                        Lm          Lm

          (Loss)/profit for the period as
            reported in the consolidated profit
            and loss account                          (34)         113
          Significant adjustments:
            Discount on subordinated income note       (3)          (3)
            Goodwill amortization                     (24)         (28)
            Impairment of long lived assets            --         (578)
            Restructuring and reorganisation
              provision                               (13)         (29)
            Pensions                                    3            3
            Output-linked lease payments              (21)          --
            Generation equalization costs             (61)         (76)
            Tax-stand-alone adjustment                 --           (1)
            Deferred taxation:
              Effect of the above adjustments          23          264
              Effect of differences in
                methodology                           (15)         (20)
                                                    -----        -----
          Loss for the period (net loss) as
            adjusted to accord with US GAAP          (145)        (355)
                                                    =====        =====
          Comprising:
          Income before extraordinary item            (33)        (355)
          Extraordinary item                         (112)          --
                                                    -----        -----
          Total                                      (145)        (355)
                                                    =====        =====

          Per ordinary share as so adjusted:
          Before extraordinary item                  (6.3)p      (68.1)p
          Extraordinary item                        (21.7)p         -- p
                                                    -----        -----
          Total                                     (28.0)p      (68.1)p
                                                    =====        =====

          Per American Depositary Share as so
          adjusted:
          Before extraordinary item                 (25.2)p     (272.4)p
          Extraordinary item                        (86.8)p         -- p
                                                    -----        -----
          Total                                    (112.0)p     (272.4)p
                                                    =====        =====

          Number of shares used in computing per      517          521
          ordinary share amounts (millions)

          Note: Each American Depositary Share represents four ordinary shares.

                                                          UNAUDITED
                                                      AS AT 30 SEPTEMBER
                                                      ------------------
          INVESTED CAPITAL/SHAREHOLDERS' EQUITY        1997        1996
                                                       ----        ----
                                                        Lm          Lm

          Invested capital/shareholders' equity
            as reported in the consolidated
            balance sheets                          1,726        2,185
          Significant adjustments:
            Goodwill --  cost                       1,205        1,147
                     --  amortization                (102)         (55)
            Subordinated income note                   57           67
            Restructuring and reorganisation
              provision                                 7           --
            Pensions                                  147          124
            Fixed asset investments -- own shares     (20)          --
            Taxation -- stand-alone adjustment         --            6
            Output-linked lease payments              (62)          --
            Generation equalization costs             (61)         (76)
            Dividend                                   41           --
            Deferred taxation:
              Effect of the above adjustments         (18)         (18)
              Effect of differences in
                methodology                          (392)        (377)
                                                    -----        -----
          Invested capital/shareholders' equity
            as adjusted to accord with US GAAP      2,528        3,003
                                                    =====        =====


               For interim periods, the Group equalizes generation fixed costs incurred based on estimated annual generation output for UK GAAP purposes. The generation equalization costs deferred at interim periods are eliminated by year end. For US GAAP purposes such costs are expensed as incurred.

               The windfall tax is an extraordinary item under US GAAP.

          Cash Flow

               The categories of cash flow under US GAAP can be summarized as follows:

                                                     Six months
                                                       ended
                                                    September 30,
                                                        1997
                                                     L millions

          Cash flows from operating activities            217
          Cash outflows on investing activities          (554)
          Cash flows from financing activities            125
                                                       ------

          Decrease in cash and cash equivalents          (212)
          Foreign exchange                                  1

          Cash and cash equivalents as at beginning
          of period                                       385
                                                       ------

          Cash and cash equivalents as at end
          of period                                       174
                                                       ======

          ITEM 7(b).  Pro Forma Financial Information

               The Pro Forma Financial information of Texas Utilities and the TEG Businesses Acquired contained in Amendment No. 1 is deleted in its entirety and replaced by the following:

              PRO FORMA FINANCIAL INFORMATION OF TEXAS UTILITIES COMPANY

               Texas Utilities Company's (Texas Utilities) Offer for The Energy Group PLC (TEG) was declared unconditional on May 19, 1998, by which time Texas Utilities had received acceptances with respect to over 70% of TEG's issued share capital. Under UK law, there are no rights of withdrawal after the unconditional date. Therefore, it was determined that, as of May 19, 1998, Texas Utilities had acquired TEG (Acquisition). Texas Utilities filed a Current Report on Form 8-K, disclosing the Acquisition pursuant to Item 2, on June 3, 1998. Prior to the Acquisition by Texas Utilities, TEG completed the sale of its US and Australian coal business and US energy marketing operations (Peabody Sale). The businesses acquired by Texas Utilities, following the Peabody Sale, are referred to as "TEG Businesses Acquired".

               TEG publishes its financial statements based on United Kingdom generally accepted accounting principles (UK GAAP) denominated in pounds sterling. TEG is a foreign private issuer and has a March 31 fiscal year end. The most recent public financial information of TEG consists of (1) the audited financial statements for the period ended March 31, 1997 in its Form 20-F, (2) the unaudited financial statements for the period ended September 30, 1997 in its Form 6-K for the month of November 1997, and (3) the unaudited statements of income for the three months and nine months ended December 31, 1997 included in its Form 6-K for the month of March 1998.

               The Acquisition is a purchase for accounting purposes. The purchase accounting adjustments contained herein are preliminary and represent estimates based on information available to Texas Utilities at this time. The final determination of the purchase accounting adjustments requires additional information and analysis.

               The following unaudited condensed consolidated pro forma financial statements assume 100% acquisition of the TEG
          Businesses Acquired and further assume that 20% of TEG's ordinary shares are exchanged for shares of Texas Utilities common stock.

               The unaudited condensed consolidated pro forma balance sheet at March 31, 1998 combines the consolidated balance sheet of Texas Utilities as of March 31, 1998 with the consolidated balance sheet of TEG Businesses Acquired as of September 30, 1997, the latest date for which its balance sheet is published. The unaudited condensed consolidated pro forma statement of income for the year ended December 31, 1997 combines the consolidated statement of income for that period of Texas Utilities with the unaudited condensed consolidated pro forma statement of income for that period of the TEG Businesses Acquired. The unaudited condensed consolidated pro forma statement of income for the three months ended March 31, 1998 combines the unaudited consolidated statement of income of Texas Utilities for the three months ended March 31, 1998 with the unaudited consolidated statement of income of the TEG Businesses Acquired for the three months ended December 31, 1997, the latest three month period for which its consolidated statement of income is available. The unaudited condensed consolidated pro forma balance sheet as of March 31, 1998 is presented as if the Acquisition and Peabody Sale had occurred on that date. The unaudited condensed consolidated pro forma statements of income for the twelve months ended December 31, 1997 and for the three months ended March 31, 1998 assume that the Acquisition and Peabody Sale occurred at the beginning of each period.

               The unaudited condensed consolidated pro forma financial statements should be read in conjunction with the historical consolidated financial statements of TEG included elsewhere herein and historical consolidated financial statements of Texas Utilities included in Texas Utilities' Annual Report on Form 10-K for the year ended December 31, 1997 and its Quarterly Report on Form 10-Q for the three months ended March 31, 1998 and "Pro Forma Financial Information of the TEG Businesses Acquired" included elsewhere herein. The operations of Texas Utilities and the TEG Businesses Acquired are affected by seasonal weather patterns. The unaudited condensed consolidated pro forma statements of income are not necessarily indicative of the financial results that would have occurred had the above-described events been consummated on the indicated dates, nor are they necessarily indicative of future financial results. In addition, the unaudited condensed consolidated pro forma statement of income for the three months ended March 31, 1998 may not be indicative of a full year's results.

               Balance sheet amounts denominated in UK pounds sterling were translated to US dollars at the rate of 1 = $1.64, which was the exchange rate at September 30, 1997. UK pounds sterling amounts in the statements of income were translated at the rate of L1 = $1.64, the average exchange rate for the periods presented.

                               TEXAS UTILITIES COMPANY

               UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                                    MARCH 31, 1998
                                    (IN MILLIONS)

                               TEXAS        TEG                       TEXAS
                             UTILITIES   BUSINESSES                 UTILITIES
                             HISTORICAL   ACQUIRED   ADJUSTMENTS    PRO FORMA
                             ----------  ----------  -----------    ---------
     Property, Plant and
       Equipment, Net  . .    $ 18,547      $2,755  $                   $21,302
     Investments . . . . .         924          79                        1,003
     Investment in
       The Energy Group  .       1,667                (1,667)(a)
     Goodwill  . . . . . .       1,427       1,715    (1,715)(b)          7,958
                                                        6,531(b)
     Current Assets:
       Cash and cash
         equivalents . . .          67       3,892    (2,048)(d)          1,918
                                                           7 (b)
       Accounts receivable         699       1,181                        1,880
       Inventories . . . .         409         249                          658
       Gas marketing risk
         management assets         367                                      367

       Other . . . . . . .         190          18                          208
                              --------    --------  --------           --------
          Total  . . . . .       1,732       5,340    (2,041)             5,031
                              --------    --------  --------           --------

     Deferred Debits . . .       2,064         169                        2,233
                              --------    --------  --------           --------
          Total Assets . .    $ 26,361    $ 10,058  $  1,108           $ 37,527
                              ========    ========  ========           ========
     Capitalization:
       Common stock equity      $6,865      $4,375   $(4,375)(b)         $8,318
                                                       1,463 (c)
                                                          (8)(a)
                                                          (2)(e)
       Preferred stock of
         subsidiaries  . .         211                                      211
       TU Electric
         obligated,
         mandatorily
         redeemable
         preferred
         securities of
         subsidiary trusts         823                                      823
                                                         114 (f)
                                                       5,786 (c)
       Long-term debt,
         less amounts due
         currently . . . .       8,775       2,649    (2,048)(d)         15,276
                              --------    --------  --------           --------
          Total  . . . . .      16,674       7,024       930             24,628
                              --------    --------  --------           --------
     Current Liabilities:
       Notes payable and
         long-term debt
         due currently . .       3,161       1,178    (1,659)(a)          2,680
       Accounts payable
         and other current
         liabilities . . .       1,566         984       112 (e)          2,662
       Gas marketing risk
         management
         liabilities . . .         343                                      343
                              --------    --------      --------       --------
          Total  . . . . .       5,070       2,162    (1,547)             5,685
                              --------    --------    ----------       --------
     Accumulated Deferred
       Income Taxes  . . .       3,062         656      (115)(b)          3,603
     Other Deferred
       Credits and
       Noncurrent
       Liabilities . . . .       1,555         216     1,840 (b)          3,611
                              --------    --------  --------           --------
          Total
            Capitalization
            and
            Liabilities  .    $ 26,361    $ 10,058  $  1,108           $ 37,527
                              ========    ========  ========           ========

                                      See notes.


                                      P-2


                               TEXAS UTILITIES COMPANY

            UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                    FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997
                  (IN MILLIONS, EXCEPT SHARES AND PER SHARE AMOUNTS)

                                          TEXAS                      TEXAS
                                        UTILITIES                  UTILITIES
                                        HISTORICAL  ADJUSTMENTS(g)  ADJUSTED
                                        ----------  -----------    ---------
     Operating Revenues  . . . . . . .    $  7,946     $1,370       $  9,316
     Operating Expenses  . . . . . . .       6,039      1,306          7,345
                                          --------   --------       --------
     Operating Income  . . . . . . . .       1,907         64          1,971

     Other Income
       (Deductions) -- Net . . . . . .         (18)         6            (12)
                                          --------   --------       --------
     Income Before Interest and Income
        Taxes  . . . . . . . . . . . .       1,889         70          1,959

     Interest and Other Charges  . . .         852         61            913
                                          --------   --------       --------
     Income Before Income Taxes  . . .       1,037          9          1,046
     Income Tax Expense  . . . . . . .         377          8            385
                                          --------   --------       --------
     Income Before Extraordinary Item
                                          $    660   $      1       $    661
                                          ========   ========       ========
     Average Shares of Common Stock
       Outstanding (thousands) . . . .     230,958     14,280        245,238
     Per Share of Common Stock:
       Basic earnings  . . . . . . . .     $  2.86                     $2.70
       Diluted earnings  . . . . . . .     $  2.85                     $2.69


                                            TEG                    TEXAS
                                        BUSINESSES    PRO FORMA  UTILITIES
                                        ACQUIRED(H)  ADJUSTMENTS PRO FORMA
                                        -----------  ----------- ---------
     Operating Revenues  . . . . . . .     $5,468    $  (514)(i) $ 14,784
     Operating Expenses  . . . . . . .      5,014         80 (b)   11,925
                                         --------   --------     --------

     Operating Income  . . . . . . . .        454        434        2,859
     Other Income
       (Deductions) -- Net . . . . . .        151                     139
                                         --------                --------
     Income Before Interest and Income
        Taxes  . . . . . . . . . . . .        605        434        2,998
                                                         416 (d)
     Interest and Other Charges  . . .        317        (11)(f)    1,635
                                         --------    --------    --------

     Income Before Income Taxes  . . .        288         29        1,363
     Income Tax Expense  . . . . . . .        167        (22)(l)      530
                                         --------    --------    --------

     Income Before Extraordinary Item
                                         $    121    $    51     $    833
                                         ========    ========    ========

     Average Shares of Common Stock
       Outstanding (thousands) . . . .     37,595(c)              282,833
     Per Share of Common Stock:
       Basic earnings  . . . . . . . .                           $   2.95
       Diluted earnings  . . . . . . .                           $   2.94

                                      See notes.


                                      P-3


                               TEXAS UTILITIES COMPANY

            UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                      FOR THE THREE MONTHS ENDED MARCH 31, 1998
                  (IN MILLIONS, EXCEPT SHARES AND PER SHARE AMOUNTS)


                                 TEXAS         TEG                      TEXAS
                               UTILITIES   BUSINESSES    PRO FORMA    UTILITIES
                              HISTORICAL   ACQUIRED(H)  ADJUSTMENTS   PRO FORMA
                              ----------   --------     -----------   ---------
     Operating Revenues  . .    $  2,499  $   1,715     $   (131)(i)   $  4,214
     Operating Expenses  . .       2,073      1,487           20 (b)      3,449
                                --------   --------     --------       --------
     Operating Income  . . .         426        228          111            765
                                                              (8)(j)
     Other Income                                                            55
        (Deductions) -- Net           (2)        46           19 (k)   --------
                                --------   --------     --------
     Income Before Interest
       and Income Taxes  . .         424        274          122            820
                                                              (5)(k)
                                                              (3)(f)
     Interest and Other
       Charges . . . . . . .         223         98          104 (d)        417
                                --------   --------     --------       --------
     Income Before Income                                                   403
       Taxes . . . . . . . .         201        176           26

     Income Tax Expense  . .          74         82            2 (l)        158
                                --------   --------         --------   --------
     Net Income  . . . . . .    $    127   $     94     $     24       $    245
                                ========   ========     ========       ========
     Average Shares of
       Common Stock
       Outstanding
       (thousands) . . . . .     245,241      37,595(c)                 282,836
     Per Share of Common
       Stock:
       Basic earnings  . . .       $0.52                               $   0.87
       Diluted earnings  . .       $0.52                               $   0.87


                                      See notes.

                      NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                            PRO FORMA FINANCIAL STATEMENTS


          (a) Represents reversal of Texas Utilities investment in TEG at March 31, 1998.

          (b) Represents the excess of cost over the fair value assigned to net assets acquired (goodwill), which is to be amortized over 40 years. The excess amount is summarized below:

          Texas Utilities purchase price (see Note c) . . . .     $  7,249
          Estimated costs of Acquisition (see Note e) . . . .          110
          Proceeds from exercise of TEG stock options . . . .           (7)
          Estimated purchase accounting adjustments:
            Write off TEG goodwill  . . . . . . . . . . . . .        1,715
            Adjust long-term debt to fair value (see Note f)           114
            Record present value adjustments for commitments,
               obligations and contracts  . . . . . . . . . .        1,840
            Deferred income tax on temporary differences  . .         (115)
                                                                  --------
                    Total . . . . . . . . . . . . . . . . . .       10,906

          Net assets of the TEG Businesses Acquired . . . . .       (4,375)
                                                                  --------
          Estimated goodwill  . . . . . . . . . . . . . . . .        6,531
          Less estimated increases in TEG equity to                   (292)
              May 19, 1998  . . . . . . . . . . . . . . . . .     --------
          Amount for amortization . . . . . . . . . . . . . .     $  6,239
                                                                  ========

          Annual amortization over 40 years . . . . . . . . .     $    156
          Less goodwill amortization recorded by                        76
             TEG Businesses Acquired  . . . . . . . . . . . .     --------
          Incremental goodwill amortization -- annual . . . .     $     80
                                            -- quarter  . . .           20

          (c) Cost of Acquisition and the assumed 20% of TEG Ordinary Shares to be exchanged for shares of Texas Utilities common stock, in millions of US dollars, except per share amounts:

                                                         PURCHASED FOR
                                                      --------------------
                                             SHARES      CASH      SHARES
                                             ------      ----      ------
          TEG Ordinary Shares outstanding
            at March 31, 1998 (000) . . . .  520,858
          TEG Ordinary Shares to be issued
             in connection with
             stock plans (000)  . . . . . .    8,641
                                             -------
          Pro forma TEG Ordinary
             Shares (000) . . . . . . . . .  529,499    423,599    105,900
          Per share price 840p                         $  13.66
             ($13.66) cash  . . . . . . . .            --------
          Cash Purchase Cost  . . . . . . .            $  5,786
          Exchange ratio  . . . . . . . . .                           .355
                                                                   --------
          Estimated number of shares of
             Texas Utilities common stock
             to be issued . . . . . . . . .                         37,595
          Per share value of Texas
             Utilities common stock . . . .                         $38.90
                                                                  --------
          Common Stock Purchase Cost  . . .               1,463   $  1,463
                                                       --------   ========
               Total purchase price . . . .            $  7,249
                                                       ========

          (d) The net cash cost of the Acquisition will be financed as follows:


                                                         Annual    Quarter
                                             Amount     Interest  Interest
                                             ------     --------  --------
          Bank borrowings . . . . . . . .    $  5,786
          TEG cash acquired*  . . . . . .      (2,048)
                                             --------
           Increase in net borrowings (at
            7.83% in the UK and 5.85%
            in the US). . . . . . . . . .    $  3,738   $    267   $    67
                                             ========   ========   =======

          --------------------
          * Use of cash is subject to certain UK statutory procedures relating to financial assistance.

               Financing fees to obtain the Acquisition debt total $65 million. Annual amortization in the first year is $10 million ($3 million quarterly).


               Interest on the present value of commitments, obligations and contracts is $139 million for the twelve month period ($35 million for the quarter).


               The total pro forma increase to interest and other charges is $416 million ($104 million for the quarter).


          (e) Represents estimated costs associated with the Acquisition. Estimated expenses of $2 million incurred by Texas Utilities for legal, accounting, printing and other payments and expenses relating to the registration of Texas Utilities common stock to be issued in the Acquisition will be charged directly to common stock equity as stock issuance costs. An additional $110 million for stamp duty, financial advisory, legal, accounting, printing and other payments and expenses as a result of the Acquisition are included in adjustments to Goodwill (see Note b).

          (f) Adjustment to reflect outstanding long-term debt at fair value. First year amortization of the interest related to the adjustment is approximately $11 million ($3 million quarterly).

          (g) On August 5, 1997 Texas Utilities completed the acquisition of ENSERCH Corporation (ENSERCH) and on November 21, 1997 Texas Utilities completed the acquisition of Lufkin-Conroe Communications Co. (LCC). These acquisitions were accounted for as purchase business combinations; accordingly, the assets and liabilities of the acquired companies as of the acquisition dates were adjusted to fair value and the results of operations of such companies were included in Texas Utilities' consolidated statement of income from the date of their acquisition. The adjustment for the twelve months ended December 31, 1997 assumes that the acquisitions of ENSERCH and LCC were made at the beginning of the period and consists of such companies' operations for the period from January 1, 1997 to date of their acquisition, including amortization of goodwill and purchase accounting adjustments. No adjustment is necessary for the three months ended March 31, 1998.

               In 1997, Texas Utilities reacquired 4,015,000 shares of its common stock for $148.8 million. In the unaudited condensed pro forma statement of income for the twelve months ended December 31, 1997, these share repurchases have been treated as if they had occurred at the beginning of the period; accordingly, average shares outstanding have been reduced and pro forma interest expense on the purchase price from January 1, 1997 to the repurchase date of $7 million, pre-tax has been included.


               The impact on the pro forma statement of income of the ENSERCH and LCC acquisitions and share repurchase for the year ended December 31, 1997 is as follows (in millions, except shares):


                                                       SHARE
                                   ENSERCH    LCC   REPURCHASE   TOTAL
                                   -------    ---   ----------   -----
          Operating Revenues  . . $ 1,277      $93    $          $1,370
          Operating Expenses  . .   1,235       71                1,306
                                  -------  -------              -------
          Operating Income  . . .      42       22                   64
          Other Income
            (Deductions) -- Net .       1        5                    6
                                  -------  -------              -------
          Income before Interest
            and Income Taxes  . .      43       27                   70
          Interest and Other
            Charges . . . . . . .      51        3           7       61
                                  -------  -------     -------  -------
          Income (Loss) before
            Income Taxes  . . . .      (8)      24          (7)       9
          Income Tax Expense
            (Benefit) . . . . . .       1       10          (3)       8
                                  -------  -------     -------  -------
          Net Income(Loss)  . . . $    (9) $    14    $     (4) $     1
                                  =======  =======    ========  =======
          Average Shares of Texas
            Utilities Common
            Stock Out-
            standing (000)  . . .   9,430    7,771      (2,921)  14,280


           (h) TEG historical financial statements have been adjusted to reflect the Peabody Sale. Certain amounts have been reclassified to conform to Texas Utilities' financial statement presentation.


           (i) Represents reversal of certain operating expenses recorded by the TEG Businesses Acquired, for which a liability for the present value of commitments, obligations and contracts is made in purchase accounting, and amortization of fixed lease payments over the revised economic life of power plants under lease arising from alternative operating methodologies.

           (j) Represents reversal of equity in net income of TEG of $8 million recorded by Texas Utilities for its approximate 22% interest.


           (k) Represents elimination of expenses of the Acquisition recorded by Texas Utilities in March 1998 of $24 million.


           (l) Represents taxes on temporary differences at the effective rate of 31 per cent for U.K. taxable adjustments and taxes at 35 per cent for U.S. taxable adjustments. The U.S. taxes also give effect to the benefit of U.S. foreign tax credits.


           (m) A preliminary determination of purchase accounting adjustments has been made; the final determination of the fair value and tax basis of assets acquired and liabilities assumed requires additional information and analysis. Accordingly, the earnings results will vary from the pro forma earnings shown.


                Estimated costs incurred by Texas Utilities of $46 million as a result of the Acquisition and Peabody Sale have been excluded from the unaudited condensed consolidated pro forma statements of income. The unaudited condensed consolidated pro forma statement of income does not reflect any operating efficiencies and annual cost savings Texas Utilities and TEG may achieve as a result of the Acquisition.

                           PRO FORMA FINANCIAL INFORMATION
                            OF THE TEG BUSINESSES ACQUIRED

               TEG publishes its financial statements based on UK GAAP denominated in pounds sterling. TEG is a foreign private issuer and has a March 31 fiscal year end. The most recent public financial information of TEG consists of (1) the audited financial statements for the period ended March 31, 1997 in its Form 20-F, (2) the unaudited financial statements for the period ended September 30, 1997 in its Form 6-K for the month of November 1997, and (3) the unaudited statements of income for the three months and nine months ended December 31, 1997 included in its Form 6-K for the month of March 1998.

               In the unaudited condensed consolidated pro forma balance sheet, amounts applicable to the Peabody Sale are removed and the proceeds from the Peabody Sale are included. The unaudited condensed consolidated pro forma statements of income reflect the reclassification of the operating results of coal and energy marketing operations to "income from discontinued operations".

               The following unaudited condensed consolidated pro forma financial statements give effect to adjustments to convert TEG's financial statements to the basis of United States generally accepted accounting principles (US GAAP) and to reflect the Peabody Sale. The financial information for the resulting businesses acquired in the Acquisition is converted to US dollars for purposes of combining with Texas Utilities' financial information. Balance Sheet amounts denominated in UK pounds sterling are translated to US dollars at the rate of L1 = $1.64, which was the exchange rate at September 30, 1997. Statement of income amounts were translated at the rate of L1 = $1.64, the average exchange rate for the period presented.

                               TEG BUSINESSES ACQUIRED

               UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                                  SEPTEMBER 30, 1997
                                    (IN MILLIONS)

                                                           PEABODY SALE(B)
                                   UK                      ---------------
                                  GAAP           US
                               HISTORICAL       GAAP      PEABODY    SALE
                                   TEG     ADJUSTMENTS(a) BALANCES  ENTRIES
                               ----------  -------------- --------  -------
          Fixed Assets....      L3,986          L         (L2,306)  L
          Investments.....          83                        (35)
          Goodwill........                        1,103       (57)
          Current Assets:
            Cash..........         895                       (180)   1,250
            Short-term
              deposits....         408
            Debtors.......       1,714             (123)     (871)
            Stocks and Other
              Current Assets       320                       (157)
                              --------         --------   -------   ------
               Total......       3,337             (123)   (1,208)   1,250
                              --------         --------   -------   ------
          Other Assets....                          110        (7)
                              --------         --------   -------   ------
               Total Assets     L7,406          L 1,090   (L3,613)  L1,250
                              ========         ========   =======  =======
          Capitalization:
            Equity
             shareholders
              funds.......      L1,726          L   802   (L1,070)  L1,210
            Long-term loans      2,050                       (435)
                              --------          -------   -------   ------
               Total......       3,776              802    (1,505)   1,210
          Current
            Liabilities:
            Short-term
              borrowings and
             overdrafts....         718
            Other creditors       1,406                      (846)      40
                               --------         -------   -------   ------
               Total.......       2,124                      (846)      40
                               --------         -------   -------   ------
          Accumulated
           Deferred Income
           Taxes...........                         410       (10)
          Provisions for
             Liabilities and
             Charges.......       1,506            (122)   (1,252)
                               --------         -------   -------   ------
               Total
                Capitalization
                and Liabilities  L7,406         L 1,090   (L3,613)  L1,250
                               ========         =======   =======   ======





                                                     TEG               TEG
                                                  BUSINESSES       BUSINESSES
                                                   ACQUIRED        ACQUIRED(D)
                                                 -----------       -----------
          Fixed Assets ................            L 1,680           $ 2,755
          Investments .................                 48                79
          Goodwill ....................              1,046             1,715
          Current Assets:
            Cash ......................              1,965             3,223
            Short-term deposits .......                408               669
            Debtors ...................                720             1,181
            Stocks and Other Current Assets            163               267
                                                   -------            ------
                    Total .............              3,256             5,340
                                                   -------            ------
          Other Assets ................                103               169
                                                   -------            ------
                    Total Assets ......            L 6,133          $ 10,058
                                                   =======           =======
          Capitalization:
            Equity shareholders funds .            L 2,668          $  4,375
            Long-term loans ...........              1,615             2,649
                                                    ------           -------
                    Total .............              4,283             7,024
          Current Liabilities:
            Short-term borrowings and
               overdrafts .............                718             1,178
            Other creditors ...........                600               984
                                                    ------           -------
                    Total .............              1,318             2,162
                                                    ------           -------
          Accumulated Deferred Income Taxes            400               656
          Provisions for Liabilities and
            Charges ...................                132               216
                                                    ------           -------
                    Total Capitalization and
                     Liabilities ......            L 6,133          $ 10,058
                                                    ======           =======


                                  See notes.

                           TEG BUSINESSES ACQUIRED

     UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                  TWELVE MONTHS ENDED DECEMBER 31, 1997
                (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                     UK GAAP Historical TEG
                                ----------------------------------------
                                                   THREE            TWELVE
                                  NINE MONTHS      MONTHS           MONTHS
                                     ENDED         ENDED            ENDED
                                 DECEMBER 31,    MARCH 31,       DECEMBER 31,
                                     1997           1997             1997
                                 ------------   ------------     ------------
     Turnover ...............       L 3,390        L 1,304         L 4,694
     Cost and overheads less
      other income ..........         3,028          1,125           4,153
                                     ------         ------          ------
     Operating profit .......           362            179             541
     Interest income ........            77             15              92
                                     ------         ------           -----
     Income before interest
      and income taxes ......           439            194             633
     Interest payable and
      similar charges .......           180             30             210
                                      -----         ------           -----
     Profit on ordinary
       activities
       before taxation ......           259            164             423
     Taxation charge for
      period-on results .....            66             51             117
                                      -----          -----           -----
     Profit (loss) from
       continuing
       operations before
       extraordinary item ...           193            113             306
     Discontinued operations
     Extraordinary
       item -- windfall
       profits tax ..........          (112)                          (112)
                                     ------         ------          ------
     Net profit (loss) ......        L   81         L  113          L  194
                                     ======         ======          ======
     Earnings (loss) per
      ordinary share:
       Profit from continuing
         operations before
         extraordinary item .        L  0.37
                                     =======
     Average shares
      outstanding ...........            517
                                     =======





                                               US GAAP
                      --------------------------------------------------------
                        ADJUST TO    DEDUCT                  TEG        TEG
                         USGAAP     PEABODY              BUSINESSES BUSINESSES
                           (a)       (b)(c)   ADJUSTMENT  ACQUIRED  ACQUIRED(d)
                      -----------   --------  ----------  --------  -----------
     Turnover .....     L           (L1,360)    L          L3,334     $5,468
     Cost and
      overheads less
      other income.      105         (1,192)       (9)(e)   3,057      5,014
                       -----        -------     ------     ------     ------
     Operating profit   (105)          (168)        9         277        454
     Interest income                                           92        151
                       -----        -------     ------     ------     ------
     Income before
      interest and
       income taxes     (105)          (168)        9         369        605
     Interest payable
       and similar
       charges ....                     (17)                  193        317
                       -----        -------     ------     ------     ------
     Profit on
      ordinary
     activities
       before
      taxation ....     (105)          (151)        9         176        288
     Taxation charge
       for period-on
       results ....       14            (42)       13(f)      102        167
                       -----        -------     ------     ------     ------
     Profit (loss)
      from
      continuing
      operations
      before
      extraordinary
      item ........     (119)          (109)       (4)         74        121
     Discontinued                       109                   109        179
       operations
     Extraordinary
       item --
       windfall
       profits
       tax ........                                          (112)      (184)
                       -----        -------     ------     ------     ------
     Net profit
      (loss) ......   L (119)        L  --        (L4)        L71       $116
                      ======        =======     ======     ======     ======
     Earnings (loss)
       per ordinary
       share:
       Profit from
        continuing
        operations
        before
        extraordinary
        item ......                                         L0.14      $0.22
                                                           ======     ======
     Average shares
       outstanding.                                           517        517
                                                           ======     ======

                                     See notes.

                               TEG BUSINESSES ACQUIRED



                               TEG BUSINESSES ACQUIRED

            UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                         THREE MONTHS ENDED DECEMBER 31, 1997
                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                  UK GAAP
                                Historical
                                    TEG                  US GAAP
                                ----------   ------------------------------
                               Three Months
                                   Ended                  Deduct     TEG
                               December 31,   Adjust to  Peabody  Businesses
                                   1997      US GAAP(a)   (b)(c)   Acquired
                               ------------  ----------   ------  ----------

         Turnover  . . . . . .     L1,383      L          (L337)     L1,046

         Cost and overheads
         less other income . .      1,192         15       (300)        907
                                   ------    -------    -------      ------

         Operating profit  . .        191        (15)       (37)        139

         Interest income . . .         28                                28
                                   ------    -------    -------      ------
         Income before
         interest and income
         taxes . . . . . . . .        219        (15)       (37)        167

         Interest payable and
         similar charges . . .         66                    (6)         60
                                   ------    -------    -------     -------
         Profit on ordinary
         activities before
         taxation  . . . . . .        153        (15)       (31)        107

         Taxation charge for
         period-on results . .         38         17         (5)         50
                                   ------    -------    -------    --------
         Profit (loss) from
           continuing operations      115    (   32)     (   26)         57

         Discontinued
         operations  . . . . .                               26          26
                                  -------    -------    -------    --------

         Net profit (loss) . .      L 115    (L   32)    L   -      L   83
                                  =======   ========    =======    ========
         Earnings (loss) per
         ordinary share:

            Profit from
             continuing
             operations. . . .      L0.22
                                  =======

         Average shares
         outstanding . . . . .        518
                                  =======


                                                         US GAAP
                                                      --------------

                                                      TEG Businesses
                                                       Acquired(d)
                                                      -------------

                Turnover  . . . . . . . . . . . . .         $1,715

                Cost and overheads less other
                  income  . . . . . . . . . . . . .          1,487
                                                           -------

                Operating profit  . . . . . . . . .            228

                Interest income . . . . . . . . . .             46
                                                           =======
                Income before interest and income
                  taxes . . . . . . . . . . . . . .            274

                Interest payable and similar
                  charges . . . . . . . . . . . . .             98
                                                           -------

                Profit on ordinary activities
                  before taxation . . . . . . . . .            176

                Taxation charge for period-on
                  results . . . . . . . . . . . . .             82
                                                           -------
                Profit (loss) from continuing
                  operations  . . . . . . . . . . .             94

                Discontinued operations . . . . . .             43
                                                           =======

                Net profit (loss) . . . . . . . . .        $   137
                                                           =======
                Earnings (loss) per ordinary share:

                   Profit from continuing
                     operations . . . . . . . . . .        $  0.18
                                                           =======
                Average shares outstanding  . . . .            518
                                                           =======

                                      See notes.

                                TEG BUSINESS ACQUIRED
                      NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                            PRO FORMA FINANCIAL STATEMENTS

          (a) Reflects estimated adjustments relating to differences in accounting for goodwill, leases, generation equalization costs, income taxes and pensions between UK GAAP and US GAAP.

          (b) Reflects the removal of the assets and liabilities of Peabody from the balance sheet, proceeds from the Peabody Sale of L1.250 million, and the removal of Peabody's operating results from TEG's unaudited consolidated statements of income.

          (c) Turnover and operating profit were published by TEG. Interest income, interest payable and similar charges, taxation charge and earnings per ordinary share for the period were estimated by Texas Utilities from information in the published financial data.

          (d) Converted to US dollars at the exchange rate in effect at September 30, 1997 as to the balance sheet and at the average exchange rate for the period as to the statement of income.

          (e)  Eliminate expenses of previous potential merger.

          (f) Eliminate group relief provided by previous parent for nil consideration.

                                      SIGNATURE


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 2 to the Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

                         TEXAS UTILITIES COMPANY





                         By:/s/ Jerry W. Pinkerton
                            ----------------------
                            Name:  Jerry W. Pinkerton
                            Title: Controller


          Date:   July 16, 1998